Exhibit 10.6

EXECUTION VERSION

To:	NF Unicorn Acquisition Limited (you or the Company)

14 June 2019

Dear Sirs,

Project Unicorn – Commitment Letter

We, Shanghai Pudong Development Bank Putuo Sub-Branch (the Original Arranger) and Shanghai Pudong Development Bank Putuo Sub-Branch (the Original Underwriter, and together with the Original Arranger, we or us) are pleased to set out in this letter the terms and conditions on which the Original Arranger and the Original Underwriter are willing to arrange, underwrite and fund, in proportion specified next to our names in paragraph 2 (Underwriting commitments) below, the Facility.

You have advised us that the Company, an exempted company incorporated under the laws of the Cayman Islands with limited liability is proposing to acquire the entire issued share capital of Healthy Harmony GP, Inc. (the General Partner) and the certain limited partnership interests in Healthy Harmony Holdings, L.P. (the Partnership and together with the General Partner, the Targets, together with its subsidiaries, the Target Group, and each member of the Target Group being a Target Group Member) pursuant to the transaction agreement (the TA) to be entered into between, among others, New Frontier Corporation, the Targets, the Company and the Sellers named and as defined in the TA (collectively, the Sellers) (the Acquisition), with consummation of the Acquisition (the Completion) taking place subject to the terms and conditions of the TA. The date on which Completion and the initial utilisation of the Facility (as defined below) (the Initial Utilisation Date) occurs is the Closing Date.

The Company is a direct wholly owned subsidiary of NF Unicorn Holding Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the Parent). The Parent is a direct or indirect subsidiary of funds, partnerships and/or other entities advised, managed and/or controlled by New Frontier Corporation and/or any of its affiliates (together the Sponsors).

This letter is to be read together with the term sheet attached as Schedule 1 hereto (the Term Sheet). This letter and the Term Sheet are the Commitment Documents.

Unless otherwise defined in this letter or unless the context otherwise requires, terms defined in the other Commitment Documents shall have the same meaning when used in this letter. This letter is a Finance Document.

1.	Commitment

1.1	You are seeking an underwritten commitment of the RMB equivalent of US$300,000,000 for a senior term loan facility (the Facility), to be funded to the Company into a free trade non-resident account opened with the Account Bank (the transfer of funds in and out of which is not subject to PRC regulatory approval) or an account in Hong Kong or any other jurisdiction outside of the PRC which can receive funds in RMB.

1.2	We confirm that:

(a)	the Original Arranger hereby agrees to arrange the Facility; and

(b)	the Original Underwriter hereby agrees to underwrite, provide and fund the Facility in the amount set out in paragraph 2 (Underwriting commitments) below,

solely on the terms and conditions set out in the Commitment Documents.

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1.3	Each of the Original Arranger and the Original Underwriter is a Credit Party and together they are the Credit Parties.

2.	Underwriting commitments

2.1	The Original Underwriter agrees to underwrite and fund the Facility in the amounts set out opposite its name below (an Underwriting Proportion).

Name	Underwriting Proportion of Facility
Shanghai Pudong Development Bank Putuo Sub-Branch	RMB equivalent of USD300,000,000
Total	RMB equivalent of USD300,000,000

2.2	Notwithstanding any other provision in the Commitment Documents, the Credit Parties acknowledge and agree that no later than the date falling 20 Business Days from the date of your countersignature of this letter (as such date may be extended from time to time with the prior written consent of the Credit Parties, acting reasonably and with such consent not to be unreasonably withheld or delayed):

(a)	you may mandate and appoint one or more other banks or financial institutions to join us as an arranger (each an Additional Arranger, together with the Original Arranger, the Arrangers) and/or underwriter (the Additional Underwriter, together with the Original Underwriter, the Underwriters, and the Additional Arranger and the Additional Underwriter, an Additional Credit Party) in respect of the Facility on the same terms contained within the Commitment Documents (other than with respect to the amount of our and any Additional Credit Party’s commitments in respect of the Facility, which may be different) and with the same economics (on a pro rata basis) as the Credit Parties and with no more favourable titles (with all fees being split pro rata to the respective Underwriters’ commitments under their respective adjusted underwriting proportions) and such that the underwriting proportions of the Original Underwriter in respect of the Facility are reduced pro rata to their respective applicable underwriting proportion by the aggregate applicable underwriting proportions assumed by the Additional Credit Party in respect of such Facility, provided that:

(i)	no more than three Additional Arrangers and three Additional Underwriters may be appointed;

(ii)	the aggregate underwriting proportions of the Additional Credit Parties shall not exceed 66 2⁄3 % of the total amount of the Facility and provided that, the Original Underwriter shall always hold the single largest underwriting proportion;

(iii)	no Additional Credit Party shall receive economics greater than the Credit Parties (proportionate to their respective underwriting proportions); and

(iv)	the underwriting proportion assumed by the Additional Underwriter will reduce the Original Underwriter’s Underwriting Proportion on a pro rata basis, and

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(b)	the Credit Parties and you will enter into any amendments to the then current form of the Commitment Documents or Facility Agreement or any new Commitment Documents or Facility Agreement and/or any other appropriate documentation as may be mutually agreed (each acting reasonably) to amend or replace the Commitment Documents, the Facility Agreement, and any other Finance Documents (as defined in the Facility Agreement) to reflect any changes reasonably required to reflect the accession of each Additional Credit Party and joining each Additional Credit Party as a party to the relevant Commitment Document, Facility Agreement and/or other Finance Document.

2.3	The obligations of each Credit Party are several and a failure by a Credit Party to perform its obligations under any of the Commitment Documents shall not affect the obligations of any other Credit Party. No Credit Party is responsible for the obligations of another Credit Party.

3.	Conditions

3.1	The availability of the Facility and the Credit Parties’ obligations to arrange, underwrite and fund the Facility in full is subject only to:

(a)	receipt by us of a copy of this letter countersigned by you; and

(b)	satisfaction of the Certain Funds Conditions and the Initial Conditions Precedent set out in the Term Sheet.

There are no other conditions, implied or otherwise, to the commitments of the Credit Parties, their obligations hereunder and their funding of the Facility.

3.2	Each Credit Party is pleased to confirm that:

(a)	its credit committee and all other internal bodies or committees have given full and final approval for arranging, underwriting and/or funding (as the case may be) the Facility on the “certain funds” basis as described and on the terms set out in the Commitment Documents, and performing all of its duties, roles and obligations as contemplated by the Commitment Documents (including but not limited to all client identification procedures and the collection of all information required by applicable money laundering rules in respect of the Sponsors and their Affiliates, the Parent and the Company required in connection with the Acquisition), the Facility and the transactions contemplated therein (together, the Transaction) in compliance with applicable laws, regulations and internal requirements;

(b)	it has received and reviewed the draft or final Acquisition Documents, Original Financial Statements, Base Case Model, Reports and Group Structure Chart (in each case, as defined in the Term Sheet, and together, the Commercial CPs) and the related conditions precedent set out in the Term Sheet will be satisfied subject to the delivery of final versions of the Commercial CPs that are not materially different in respects which are materially adverse to the interests of the Credit Parties (taken as a whole) under the Commitment Documents compared to the most recent form of such Commercial CPs delivered to the Credit Parties on or before the date of this letter or (in the case of all of the Commercial CPs) are approved by all of the Credit Parties (acting reasonably with such approval not to be unreasonably withheld or delayed) and it will promptly confirm this accordingly to the Agent; and

(c)	there are no outstanding internal approvals, due diligence items or other internal impediments to it arranging, underwriting and/or funding (as the case may be) the Facility on the “certain funds” basis as described and on the terms set out in the Commitment Documents and performing all of its roles, duties and obligations as contemplated by the Commitment Documents.

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4.	Titles and Roles

4.1	Subject to paragraph 2.2 above, you:

(a)	engage and mandate the Original Arranger as exclusive mandated lead arranger and bookrunner of the Facility;

(b)	engage and mandate the Original Underwriter as exclusive underwriter of the Facility; and

(c)	confirm and agree that: (x) no roles or titles will be conferred on any other person in respect of the Facility without the written consent of the Original Arranger (acting reasonably and with such consent not to be unreasonably withheld or delayed), other than in respect of any facility agent in connection with the Facility (the Agent), any security agent and trustee in connection with the Facility (the Security Agent), any hedging provider, any additional arranger or additional underwriter appointed in accordance with paragraph 2.2 above (and for the avoidance of doubt, any appointment or designation of account banks shall comply with the provisions in the Term Sheet in relation to collection account and cash pooling arrangement requirements), and (y) no compensation (other than as provided in the Commitment Documents and other than in connection with any additional appointments referred to in this paragraph 4 (Titles and Roles) (and which compensation, to the extent relating to any additional appointments (other than the Agent and the Security Agent), shall be awarded in accordance with paragraph 2.2 above)) shall be paid to any Lender or Arranger.

4.2	We hereby confirm that you have appointed Shanghai Pudong Development Bank Putuo Sub-Branch or its Affiliate to act as Agent and/or Security Agent.

5.	Finance Documents

5.1	The Facility shall be documented in the Facility Agreement (to be prepared by the counsel to the Sponsors) and related Finance Documents, reflecting the terms and conditions set out in the Term Sheet and other terms as mutually agreed.

5.2	Each Credit Party agrees to negotiate in good faith to use commercially reasonable efforts to finalise and enter into the Facility Agreement and all other Finance Documents that are required to be entered into as a condition precedent to initial utilisation under the Facility Agreement on terms consistent with the Commitment Documents promptly after the date of this letter, and not later than the date falling 30 Business Days after the date on which the first draft of the Facility Agreement is circulated for our review (as such date may be extended by you from time to time with the consent of the Credit Parties (such consent not to be unreasonably withheld or delayed)) (the Agreed Form Target Date).

5.3	We agree that the provisions of the Facility Agreement shall, save as otherwise provided for in the Commitment Documents, having regard (acting reasonably and in good faith) to any deal specific issues relating to the Transaction, the operational and strategic requirements of the Group in light of the proposed business plan, and the business of the Target Group, including, without limitation the business, conditions (financial or otherwise) or assets of the Targets and the Target Group, provided that if, despite negotiation in good faith, we are not able to reach agreement on any provision of the Facility Agreement, the relevant language included shall be that from the current standard form Primary (Leveraged) LMA Senior Multicurrency Term and Revolving Facilities Agreement (the LMA Precedent Facilities Agreement) or if the LMA Precedent Facilities Agreement is silent on a particular point, the relevant language shall be that reasonably requested by the Credit Parties or if the Credit Parties do not specify any language within 5 Business Days of the date of a written request by you, such language reasonably requested by you.

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5.4	If, despite negotiation in good faith and the use of commercially reasonable endeavours, the Finance Documents (other than the Facility Agreement) have not been agreed by the Agreed Form Target Date, each Credit Party undertakes to sign:

(a)	the Intercreditor Agreement (to be prepared by counsel to the Sponsors) based on the most recent LMA Intercreditor Agreement (as published on the LMA website) having regard (acting reasonably and in good faith) to the provisions of the Commitment Documents, any deal-specific issues relating to the Transaction and the business of the Target Group and to any other minor drafting changes which are required; and

(b)	the Security Documents (as defined in the Term Sheet) that are required to be entered into by the Company and/or the Parent as conditions precedent to initial utilisation under the Facility Agreement based on and subject always to the Agreed Security Principles (as defined in the Term Sheet) having regard (acting reasonably and in good faith) to provisions of the Commitment Documents, any deal-specific issues relating to the Transaction and the business of the Target Group and to any other minor drafting changes which are required.

5.5	For the purposes of the Commitment Documents, the principles set out in paragraph 5.3 shall be the Documentation Principles.

5.6	If it becomes unlawful in any applicable jurisdiction for any Credit Party to perform any of its obligations as contemplated by the Commitment Documents or to fund, issue or maintain its participation under the Facility, that Credit Party shall (a) promptly notify you upon becoming aware of that event and (b) in consultation with you, take all reasonable steps to mitigate any circumstances which arise and which would result in its Underwriting Proportion in respect of the Facility (if applicable) not being available including (but not limited to) transferring its rights and obligations under the Commitment Documents to one or more of its Affiliates. A Credit Party is not obliged to take any steps under paragraph (b) above if, in its opinion (acting reasonably), to do so might be materially prejudicial to it. You shall have the right to replace such Credit Party with any person that is willing to assume the rights and obligations of such Credit Party under the Commitment Documents and the Finance Documents, each Credit Party shall, and each Credit Party shall procure the Agent and/or the Security Agent to, promptly execute such documents as may be necessary or required by you (acting reasonably) to give effect to such replacement.

5.7	Each Credit Party undertakes (a) to enter into (and instruct the Agent and/or the Security Agent to enter into) the Facility Agreement upon five Business Days prior notice by you of the intended signing date (or such later date as may be agreed between you and the Credit Parties) and (b) to instruct the Agent or the Security Agent (as applicable) to promptly execute all documents and other evidence to which the Agent or the Security Agent (as applicable) is a party which are in agreed form as at the date hereof and have been delivered by you to satisfy a condition precedent to initial utilisation under the Facility Agreement.

5.8	The Credit Parties undertake to promptly instruct its legal counsel to deliver all legal opinions referred to in the Facility Agreement as a condition precedent to initial utilisation under the Facility Agreement and to use all reasonable endeavours and commit sufficient internal resources to instruct its legal counsel to work with the Sponsor’s legal counsel with a view to agreeing the Facility Agreement and the forms of all documents and other evidence required to be delivered as a condition precedent to initial utilisation under the Facility Agreement as soon as reasonably practicable after the date of this letter and, in any event, no later than the date falling 20 Business Days after the date on which the first draft of the Facility Agreement is circulated for our review (as such date may be extended by you from time to time with the consent of the Credit Parties (such consent not to be unreasonably withheld or delayed)).

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6.	Information

6.1	You represent and warrant that, to the best of your knowledge:

(a)	any material written factual information provided to us by or on behalf of you or any other member of the Group (excluding any forecast, projection, inference, forward-looking statement or information or general economic and industrial nature in respect of the Company or any of its subsidiaries) (the Information), taken as a whole, is true and accurate in all material respects as at the date it is provided or as at the date (if any) on which it is stated;

(b)	as at the date when any Information is provided (including when such Information is updated or supplemented or when the representations and warranties set out in paragraph 6.1 are being repeated), nothing has occurred or has been omitted and no information has been given or withheld that results in the Information, taken as a whole, being untrue or misleading in any material respect in the context of the transaction as a whole; and

(c)	any financial projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions, provided that each Credit Party acknowledges that the projections and forecasts are subject to significant uncertainties and contingencies and no assurance can be given that such projections or forecasts will be realised.

6.2	The representations and warranties set out in paragraph 6.1 are deemed to be made by you (a) on the date the relevant information is provided by or on behalf of you or any other member of the Group; and (b) on the date of this letter by reference to the facts and circumstances then existing, and the representations and warranties set out in paragraph 6.1 shall cease upon the signing of the Facility Agreement.

6.3	You shall promptly notify us if any representation and warranty set out in paragraph 6.1 is incorrect or misleading in any material respect and agrees to supplement the Information promptly from time to time to ensure that each such representation and warranty is correct in any material respect when made.

7.	Indemnity

7.1	Subject to paragraphs 7.2 and 7.3 below, whether or not the Acquisition (in whole or in part) is consummated or any Finance Document is signed or a utilisation is made thereunder, you agree to indemnify and hold harmless, within 10 Business Days of demand, each Credit Party and its affiliates and its and their respective directors, officers, employees and agents (each an Indemnified Person) against any loss, claim, damages or liability (each a Loss) incurred by or awarded against such Indemnified Person, in each case, arising out of or in connection with the entry into and performance by the Credit Parties of their obligations under the Commitment Documents (including in connection with the arranging or underwriting of the Facility) or otherwise in respect of any part of the Transaction (but, in each case, excluding any loss of profit) or any actual or threatened claim, dispute, proceedings or litigation relating to any of the foregoing whether or not any Indemnified Person is a party to the same (including, but not limited to, the reasonable fees and expenses of legal counsel to such Indemnified Person incurred in investigating or defending any such loss, claim, damages or liability).

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7.2	As to any Indemnified Person, you will not be liable under paragraph 7.1 of this paragraph 7 (Indemnity) above for any Loss (including, without limitation, legal fees) incurred by or awarded against such Indemnified Person arising from (i) the gross negligence, wilful misconduct or fraud of such Indemnified Person (as determined by a court of competent jurisdiction) or (ii) any breach by such Indemnified Person of any terms of the Commitment Documents (as determined by a court of competent jurisdiction). You shall not be responsible or liable to any person for indirect or consequential losses or damages.

7.3	You agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or any of your affiliates for or in connection with the transactions contemplated by this letter, except following your acceptance of this letter, to the extent arising from any Indemnified Person’s or any of its affiliate’s gross negligence, wilful misconduct or fraud or any Indemnified Person’s or any of its affiliate’s breach of any terms of the Commitment Documents (including any failure to perform their obligations under any Commitment Document) (as determined by a court of competent jurisdiction). No Indemnified Person shall be responsible or liable to you or any of your affiliates for indirect or consequential losses or damages.

7.4	Each Indemnified Person shall promptly notify you upon becoming aware of any circumstances which may give rise to a claim for indemnification to the extent permissible by law and without prejudicing their legal privilege.

7.5	An Indemnified Person may rely on and enforce this paragraph 7 (Indemnity).

7.6	Your obligations under this paragraph 7 (Indemnity) shall be superseded by the terms of the indemnities to be contained in the Facility Agreement once the Facility Agreement has been signed (other than in respect of any prior existing claims made under this paragraph 6 (Indemnity), which shall continue).

7.7	You agree that:

(a)	you are not relying on any communication (written or oral) from any or all of the Credit Parties (in such capacity) as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction; and

(b)	you are capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

8.	Confidentiality and Conflicts

8.1	Neither the Credit Parties nor you may, without the prior written consent of the other parties to this letter, disclose the Commitment Documents or any of their terms in whole or in part to any person, other than:

(a)	to:

(i)	the Credit Parties, the Sponsors and you;

(ii)	any of your direct or indirect shareholders and to any actual or potential direct or indirect investor in you, in each case, by you;

(iii)	any potential Additional Arranger and any potential Additional Underwriter;

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(iv)	any affiliate (including a head office, branch and representative office) and each of their (or their respective affiliates’) representative, officer, employee, insurer, insurance brokers, service providers professional adviser and/or auditor of any of the foregoing, in each case on a confidential basis in connection with the Acquisition and the Facility;

(b)	as required by law or regulation government, quasi-government, administrative, regulatory or supervisory body or authority, court or tribunal (including disclosure requirements under applicable stock exchange, listing or takeover regulations) or if required in connection with any legal, administrative or arbitration proceedings or other investigations, proceedings or disputes arising out of or in connection with the Commitment Documents or the Facility; and

(c)	in the case of this letter and the Term Sheet only, to the Targets and the Sellers and their respective affiliates and advisers, on a confidential basis and provided that the Credit Parties shall not have any responsibility or liability under the Commitment Documents to any person other than you or any person you may assign or transfer your rights and obligations under the Commitment Documents to in accordance with paragraph 11.

8.2	No Credit Party or its affiliate (each an Arranger Group) shall use confidential information obtained from you, the Parent, the Target Group, the Sponsors or any of your affiliates or advisers in relation to the Commitment Documents, the Transaction or the Facility in connection with the performance of services for any other persons and will not furnish such information to other persons except as permitted under this paragraph 8 (Confidentiality and Conflicts). No member of an Arranger Group has any obligation to use, or furnish to you or any of your affiliates or any other person, any information obtained from other persons or any details of such other person in connection with the Acquisition or its financing and the services being provided to them.

8.3	All publicity in connection with the Facility shall be managed by the Arrangers in consultation with you.

8.4	The confidentiality obligations under this paragraph 8 (Confidentiality and Conflicts) shall survive the termination of this letter and remain in full force and effect until the date that is two years after the date of this letter but shall otherwise be superseded by the equivalent confidentiality obligations included in the Facility Agreement.

8.5	You acknowledge that members of an Arranger Group may act in more than one capacity in relation to the transactions contemplated by the Commitment Documents and may have conflicting interests in respect of such different capacities. You further acknowledge that members of an Arranger Group may be full service financial services firms and may provide or engage in, amongst other business, debt financing, equity capital, financial advisory services, investment management, equity and debt security trading both for clients and as principal, securities offerings, brokerage services, hedging, principal investment and financial planning and benefits counselling in each case to other persons with whom you or your affiliates may have conflicting interests in this or other transactions. In the ordinary course of its trading, brokerage and financing activities or otherwise, a member of an Arranger Group may trade positions or otherwise effect transactions, for its own account or the account of customers, in equity, debt, loans or other securities of you or the Target Group or of any other company from time to time and exercise voting rights as they see fit.

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8.6	Neither the relationship described in this letter nor the services provided by any member of an Arranger Group to you on any other matter will give rise to any fiduciary, advisory, equitable or contractual duties (including, without limitation, any duty of confidence) which could prevent or hinder any member of an Arranger Group providing similar services to other customers, or otherwise acting on behalf of other customers or for their own account. Accordingly, except for a breach of paragraph 8.2 above, in no circumstances shall any member of an Arranger Group have any liability by reasons of it or any of its affiliates conducting such other businesses, acting in their own interests or in the interests of other clients in respect of matters affecting you or your affiliates or any other person the subject of this engagement or referred to in this letter, including where, in so acting, any member of an Arranger Group acts in a manner which is adverse to the interests of you or any other person which is the subject of this engagement or which is referred to in this letter. Furthermore, no member of an Arranger Group will be required to account to you or any member of the Group for any payment, remuneration, profit or benefit it obtains as a result of acting in the ways referred to above.

9.	Period of offer

9.1	If you do not accept the offer made by the Credit Parties in this letter by signing and faxing or scanning and emailing countersigned copies of this letter, marked for the attention of:

(a)	葛蓓at No.746 Changshou Road, Shanghai, China 200060 (Fax number: 021-62300515) (Email: gebei@spdb.com.cn); and

(b)	金文婕 at No.746 Changshou Road, Shanghai, China 200060 (Fax number: 021-62300515) (Email: jinwj@spdb.com.cn);

before 11:59 pm Hong Kong time on the date of this letter (the Acceptance Time), such offer shall terminate at such time unless the Acceptance Time is extended by us in writing.

9.2	You agree that, upon your acceptance of this letter in the manner provided in paragraph 9.1 above, the commitment letter dated 10 May 2019 between Shanghai Pudong Development Bank Putuo Sub-Branch and New Frontier Corporation (the Existing Commitment Letter) shall be automatically terminated without any further action by you or us.

10.	Termination

10.1	Following acceptance in writing by you in the manner set out in paragraph 9 (Period of offer) above to the offer in this letter, either the Credit Parties (in the case of paragraphs (a) to (c) below only) or you (in the case of paragraphs (a), (b) and (d) below only) may terminate its respective obligations under the Commitment Documents and such obligations shall terminate immediately upon written notice to you from the Credit Parties (in the case of paragraphs (a) to (c) below only) or upon written notice to the Credit Parties from you (in the case of paragraphs (a), (b) and (d) below only) if:

(a)	you (or the Sponsors on your behalf) notify the Credit Parties (which it shall do so as soon as reasonably practicable) that (i) you have conclusively and definitively withdrawn and terminated your (and any of your Affiliates’) bid for the entire equity interests in the Targets, (ii) the Sellers have notified the Sponsors that your (and any of your Affiliates’) offer for the Target Group is conclusively and definitively rejected, (iii) the Sellers conclusively and definitively terminate such sale process or (iv) the TA is terminated in full by the parties thereto;

(b)	Completion has not occurred by 11.59 pm Hong Kong time on the Outside Date (as defined in and as specified under the TA, after giving effect to any extension thereof in accordance with the terms of the TA), which shall be no later than 12 August 2020, unless otherwise extended from time to time with the consent of the Credit Parties (such consent not to be unreasonably withheld or delayed);

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(c)	you fail to comply with any terms of this letter in any material respect and has not remedied such failure to comply within 10 Business Days of a written notice from the Original Arranger; or

(d)	subject to paragraph 10.2 below, any of the Credit Parties fails to comply with any term of this letter in any material respect or you have requested (acting reasonably and in good faith) amendments and/or supplements to the Commitment Documents, the Finance Documents or any other documents delivered thereunder or in relation thereto (including the TA) that are necessary to implement or complete the Acquisition or have arisen as part of the negotiations with senior management or the Sellers in connection with the Acquisition following the date of this letter or as contemplated pursuant to the TA and which are not (taken as a whole) materially adverse to the interests of the Credit Parties and the relevant Credit Party has not consented to such amendment.

10.2	Notwithstanding paragraph 10.1 above, if you exercise your termination rights pursuant to paragraph 10.1(d) in respect of any Credit Party (the Defaulting Credit Party), your rights against the Credit Party (other than any Defaulting Credit Party) under the Commitment Documents shall remain in force and you shall be permitted to appoint, within 30 Business Days of such termination, an additional bank or other person as additional arranger, bookrunner and/or underwriter to act with us in relation to all or any of the Facility and in respect of the respective commitments of the Defaulting Credit Party (on the same terms contained within the Commitment Documents and on the same economics as the Defaulting Credit Party).

10.3	This paragraph 10.3 and paragraphs 8 (Indemnity), 8 (Confidentiality and Conflicts), 14 (Third Party Rights) and 15 (Governing law and jurisdiction)) of this letter shall survive any termination or cancellation (for whatever reason) of this letter.

11.	Assignments

11.1	No party may assign or transfer rights or obligations under the Commitment Documents without the prior consent of the other parties and any attempted assignment or transfer without such consent is void and unenforceable.

12.	Miscellaneous

12.1	The Commitment Documents supersede any prior understanding or agreement relating to the Facility and comprise the entire agreement between us.

12.2	The Commitment Documents may not be amended except in writing signed by each of the parties to the relevant Commitment Document.

12.3	No failure to exercise, nor delay in exercising any right or remedy under the Commitment Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of any right or remedy. The rights and remedies provided in each Commitment Document are cumulative and not exclusive of any rights or remedies provided by law.

12.4	Any Commitment Document may be signed in any number of counterparts. This has the same effect as if the signatures were on a single copy of that Commitment Document.

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12.5	Each Credit Party may delegate, by prior written notice to you, any or all of its rights and obligations under the Commitment Documents to any of its subsidiaries or affiliates (each a Delegate) and may designate any Delegate as responsible for the performance of any of its appointed functions under the Commitment Documents provided that each Credit Party shall remain liable to you and any other Credit Party for the performance of such rights and obligations by its Delegate and for any loss or liability suffered by you or any other Credit Party as a result of such Delegate’s failure to perform such obligations. Each Delegate may rely on this letter.

12.6	If a term of any Commitment Document becomes illegal, invalid or unenforceable in any jurisdiction that will not affect the legality, validity or enforceability of (i) any other term of the Commitment Documents or (ii) that term in any other jurisdictions.

12.7	No Credit Party is acting as a fiduciary for, or providing any legal, tax accounting, actuarial or regulatory advice to, you or any of your affiliates in connection with the Transaction.

12.8	You have made your own independent decision to enter into, and are not relying on any communication from any Credit Party, in its capacity as a Credit Party, as advice or recommendation to enter into, the transactions contemplated in the Commitment Documents. The Credit Parties make no representation or warranty as to the profitability or expected results of the transactions contemplated in the Commitment Documents.

13.	No Announcements

No party shall make (and shall cause each of its affiliates not to make) any public announcement regarding any or all of the Transaction or Facility without the prior consent of each of the other parties (such consent not to be unreasonably withheld or delayed), except to the extent required by law, regulation or applicable governmental or regulatory authority (including any applicable stock exchange). On and after the date on which the Acquisition is publicly announced or disclosed, each Credit Party may, at its own expense, disclose its participation in the Facility, including without limitation, the placement of “tombstone” advertisements in financial and other newspapers, journals and in marketing materials.

14.	Third Party Rights

14.1	Except as expressly stated otherwise in paragraph 7 (Indemnity) above or any other provision of any Commitment Documents, the terms of any Commitment Document may be enforced or relied on only by a party to it or such party’s successors or permitted assigns and the terms of the Contracts (Rights of Third Parties) Act 1999 are excluded.

14.2	Notwithstanding the rights of Indemnified Persons under paragraph 8 (Indemnity) above, any of the Commitment Documents may at any time be amended, waived, rescinded or terminated by the parties thereto without the consent of any person who is not a party thereto.

15.	Governing law and jurisdiction

15.1	The Commitment Documents and all disputes or proceedings and any non-contractual obligations arising out of or in connection with any of them are governed by English law.

15.2	Each party submits, for the benefit of the other parties, to the exclusive jurisdiction of the English courts for the resolution of any dispute or proceedings arising out of or in connection with any of the Commitment Documents (including any dispute relating to non-contractual obligations arising out of or in connection with any Commitment Documents).

To accept this offer please sign and return to the Original Arranger a copy of this letter.

If this offer is not so accepted, you are directed to return the Commitment Documents (and any copies) to the Credit Parties immediately.

Yours faithfully,

11	Project Unicorn - Commitment Letter (SPDB)

For and on behalf of

SHANGHAI PUDONG DEVELOPMENT BANK PUTUO SUB-BRANCH as Original Arranger

By: Fang Chen

/s/ Fang Chen

(Sealed)

Signature Pages	Project Unicorn - Commitment Letter (SPDB)

For and on behalf of

SHANGHAI PUDONG DEVELOPMENT BANK PUTUO SUB-BRANCH as Original Underwriter

By: Fang Chen

/s/ Fang Chen

(Sealed)

Signature Pages	Project Unicorn - Commitment Letter (SPDB)

Accepted and Agreed.

For and on behalf of

NF UNICORN ACQUISITION LIMITED

/s/ Carl Wu

Date: 14 June 2019

Signature Pages	Project Unicorn - Commitment Letter (SPDB)

Schedule 1

Term Sheet

Project Unicorn - Commitment Letter (SPDB)

EXECUTION VERSION

PROJECT UNICORN – TERM SHEET

PART I - GENERAL
Sponsors:	New Frontier Corporation (NFC) and funds, partnerships and/or other entities owned, managed, controlled or advised by NFC and/or any of its affiliates (but excluding any portfolio company in which such funds, partnerships or other entities hold an investment or interest in).

Arrangers:	Shanghai Pudong Development Bank Putuo Sub-Branch and any additional Arranger appointed by the Company in accordance with the terms of the Commitment Letter.

Underwriters:	Shanghai Pudong Development Bank Putuo Sub-Branch and any additional Underwriter appointed by the Company in accordance with the terms of the Commitment Letter.

Percentage Underwrite:	100% (subject to scale-back if the Additional Underwriter is appointed in accordance with the terms of the Commitment Letter).

Lenders:	The Underwriters and any other person who becomes a Lender in accordance with “Assignments and Transfers” below.

Issuing Bank:	A Lender or an affiliate of a Lender which is selected by the Company and which, in each case, agrees to be an Issuing Bank.

Agent:	Shanghai Pudong Development Bank Putuo Sub-Branch, or any of its affiliates (or any other person nominated by the Arrangers in consultation with the Company).

Security Agent:	Shanghai Pudong Development Bank Putuo Sub-Branch, or any of its affiliates (or any other person nominated by the Arrangers in consultation with the Company).

Finance Parties:	The Arrangers, the Lenders, any Issuing Bank, the Agent, the Security Agent and a hedging counterparty (for specified purposes to be agreed).

Parent:	NF Unicorn Holding Limited, an exempted company incorporated under the laws of Cayman Islands with limited liability, and a direct wholly-owned subsidiary of NFC.

Company:	NF Unicorn Acquisition Limited, an exempted company incorporated under the laws of Cayman Islands with limited liability, and a direct wholly owned subsidiary of the Parent.

Obligors:	The Company and each Guarantor.

Obligors’ Agent:	The Company.

NFC Group:	Sponsors and its subsidiaries from time to time.

Chindex US:	Chindex International Inc., a Delaware corporation.

Group:	Company and its subsidiaries from time to time, but excluding the HHH Group (each, a Group Member).

HHH Group:	Healthy Harmony Healthcare, Inc. (HHH Inc.) and its subsidiaries from time to time (each, an HHH Group Member).

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Targets:	(a) Healthy Harmony GP, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the General Partner); and (b) Healthy Harmony Holdings, L.P., an exempted limited partnership established under the laws of the Cayman Islands (the Partnership).

Target Group:	Each Target and its subsidiaries.

Acquisition:	The acquisition by the Company of 100 per cent. of the issued share capital of the General Partner and certain limited partnership interests in the Partnership in accordance with the Acquisition Documents.

Acquisition Documents:

(a)          The transaction agreement to be entered into by, among others, the Seller(s) (as defined therein), NFC, the Company, the General Partner, the Partnership and each Target (the Transaction Agreement);

(b)          the Partnership Disclosure Schedule (as defined in the Transaction Agreement).

(c)          Any other documents designated as such by the Company and the Arrangers.

Signing Date:	The date of signing the Facility Agreement.

Closing Date:	The date on which completion of the Acquisition occurs.

Utilisation Date:	The date of the utilisation of the Facility.

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PART II - FACILITY
Quantum:

RMB equivalent of US$300,000,000 senior term loan facility (the Facility and the loans thereunder, the Facility Loan).

No more than one Facility Loan may be outstanding.

The Facility Loan amount will be funded to the Company into a free trade non-resident account opened with the Account Bank (the transfer of funds in and out of which is not subject to PRC regulatory approval) or an account in Hong Kong or any other jurisdiction outside of the PRC which can receive funds in RMB.

Currency:	RMB.

Purposes:	To finance: (i) the consideration payable for the Acquisition pursuant to the Acquisition Documents (the Acquisition Consideration); and/or (ii) the payment (or reimbursement) of Transaction Costs in connection with the Acquisition or the Finance Documents as set out in the Funds Flow Statement.

Borrower:	The Company.

Availability Period:	From the Signing Date to the earliest of (i) the first date on which the Transaction Agreement is terminated or ceases to have effect and has lapsed in accordance with its terms and conditions, (ii) the Outside Date (as defined in the Transaction Agreement) after giving effect to any extension thereof in accordance with the terms of the Transaction Agreement which, in any event, shall be no later than 12 August 2020, and (iii) the Closing Date and all of the consideration in respect of the Acquisition (including the Acquisition Consideration) has been paid in full.

Interest rate:	126.53% of the applicable PBOC benchmark annual interest rate for loans denominated in RMB and with the tenors of over five years (the PBOC Benchmark Rate), subject to annual adjustment to reflect the PBOC benchmark annual interest rate applicable on 1 January each year. As of the date of the commitment letter, the interest rate is 6.20% p.a..

Interest Payment Date:	Each 21 March, 21 June, 21 September and 21 December (provided that if such day is not a business day, that Interest Payment Date will instead fall on the next business day (or such other dates as may be agreed to by the Lender of the relevant Facility)).

Default interest:	2.00% per annum above the applicable interest rate on unpaid amounts.

Maturity Date:	7 years from the Utilisation Date.

Repayment:	The Facility will amortise in instalments on each date set forth below.

Months after the Utilisation Date (Repayment Date)	Amount (Percentage of amount drawn on Utilisation Date)
12	0.50%
24	0.50%
30	2.50%

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36	2.50%
42	4.50%
48	4.50%
54	5.00%
60	5.00%
66	12.50%
72	12.50%
78	25.00%
Maturity Date	25.00% (or, if higher, the remaining outstanding balance)

Upfront Fees:	None.

Prepayment Fees:	None.

Commitment Fees:	None.

Agent/Security Agent fee:	As per the Agent Fee Letter.

No deal, no fee:	Unless otherwise provided in the section “Costs and expenses” below, no fees, costs, expenses or other amounts are due or payable unless the Utilisation Date occurs.

Costs and expenses:	The (a) reasonable and documented out of pocket costs and expenses incurred by designated legal counsel (in relation to the legal fees only) and incurred by the Arrangers, Agent and Security Agent in connection with the negotiation, preparation, execution and perfection of the Finance Documents and related documents and (b) reasonable third-party costs (including legal fees) of the Agent and Security Agent incurred in connection with any amendment or waiver of a Finance Document requested by the Group will in each case be reimbursed by the Company within 10 Business Days of demand, subject to any agreed caps and (other than the above legal fees) subject to the “No deal, no fee” section above.

Voluntary prepayments and cancellations:	Permitted without premium or penalty on five business days’ notice (in minimum amounts of US$5,000,000 (or its equivalent)), subject to payment of break costs (to be defined in the Facilities Agreement) if not made on an Interest Payment Date. Conditional prepayment notices are permitted subject to the Company indemnifying the relevant Lenders against cost and liability incurred as a result of revocation (including break costs (to be defined in the Facilities Agreement)). Voluntary prepayments may be applied against the Facility and such repayment instalments as the Company determines in its sole discretion.

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Mandatory prepayment:	(a) Excess Cashflow: In respect of the first full financial year ending after the Closing Date and annually thereafter, a percentage of Excess Cashflow generated during any such financial year shall be applied in prepayment by reference to the Net Leverage Ratio for the period ending on the last day of that financial year calculated on a pro forma basis to take into account any prepayment required under this section (such that an amount will be applied at the relevant percentage level until the Net Leverage Ratio falls into a lower range, following which such lower percentage shall apply) (Sweep Excess Cashflow) as set out below.
	Net Leverage Ratio	Percentage
	Greater than 4.50:1	70%
	Less than or equal to 4.50:1 but greater than 3.50:1	50%
	Less than or equal to 3.50:1 but greater than 2.50:1	25%
	Less than or equal to 2.50:1	0%

Such prepayment shall be made on, in respect of a financial year, the Repayment Date immediately falling after the last day by which the annual financial statements is required to be delivered to the Agent, which annual financial statements are in respect of such financial year evidencing that an amount of Sweep Excess Cashflow (in respect of such financial year) is required to be applied in prepayment in accordance with this paragraph (a).

From the amount of Sweep Excess Cashflow to be applied in prepayment there shall be deducted, among others:

(i)          such amount as required to maintain a positive cash balance of not less than US$50,000,000 (or its equivalent) for the Group taken as a whole (after taking into account any trapped cash);

(ii)          the amount on a dollar for dollar basis equal to the amount of all voluntary prepayments of loans under the Facility Loan (including loans incurred pursuant to any Permitted Additional Debt Facility in the nature of a term loan under the Facility Agreement) made during such financial year (unless elected to reduce any Sweep Excess Cashflow mandatory prepayment in respect of the previous financial year and except for voluntary prepayments of loans funded by drawing of loans under the Facility or pursuant to any Permitted Additional Debt) or until the date of prepayment (without double counting and provided that no such prepayment may be deducted more than once);

(iii)        the cash cost of any permitted debt buy-backs (including any debt buybacks by the Group) made during such financial year (unless elected to reduce any Sweep Excess Cashflow mandatory prepayment in respect of the previous financial year) or until the date of prepayment (without double counting and provided that no such debt buy-back may be deducted more than once); and

(iv)        an amount constituting Completion Opening Cash in the Excess Cashflow from which that Sweep Excess Cashflow is derived,

5	Project Unicorn - Term Sheet (SPDB)

in each case, after taking into account such portion of Excess Cashflow not required to be prepaid according to the grid above.

This paragraph (a) shall not apply in respect of any Sweep Excess Cashflow for any financial year in respect of which the amount of Sweep Excess Cashflow to be applied is less than US$10 million (or its equivalent) or in respect of any Sweep Excess Cashflow generated prior to or attributable to any period prior to the Closing Date.

The requirement to apply Sweep Excess Cashflow in prepayment will apply on a dollar-for-dollar and entity by entity basis (with no requirement to oversweep from a non-trapped jurisdiction).

(b)          Change of Control or Total Sale: If required by an individual Lender in respect of its commitments within 30 days following notification by the Company that a Change of Control or a disposal of all or substantially all of the business or assets of the Group has occurred, the Lender must be prepaid and/or cancelled in full at par on the date that is 30 days from that Lender’s request.

Change of Control means:

(i)          any person or group of persons acting in concert (other than New Frontier Public Holding Limited, its affiliates and group of persons acting in concert with it) gains direct or indirect control of NFC. For the purpose of this definition, control of NFC means:

A.           the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

a.        cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of NFC;

b.        appoint or remove all, or the majority, of the directors or other equivalent officers of NFC;

c.        give directions with respect to the operating and financial policies of NFC with which the directors or other equivalent officers of NFC; or

B.           the holding beneficially of more than 50% of the issued share capital of NFC (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

(ii)          the Sponsors collectively ceases to control the Company. For the purpose of this definition, control of the Company means (i) the ownership directly or indirectly in aggregate of more than 50% of the issued share capital or voting interests in the Company and (ii) the power to appoint or remove directors or other equivalent officers of the Company which control the majority of votes which may be cast at a meeting of the board of directors of the Company.

acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in NFC by any of them, either directly or indirectly, to obtain or consolidate control of NFC.

6	Project Unicorn - Term Sheet (SPDB)

(c)          Sale of assets: In the event that any assets are disposed of by a Group Member to a person who is not a Group Member in excess of US$5 million (or its equivalent) for each individual asset sale or disposition and US$15 million (or its equivalent) in aggregate for any financial year, the net cash proceeds of such disposal received by a Group Member shall be applied in prepayment. Agreed exceptions to include, among others:

(iii)        proceeds from permitted disposals (other than those referred to in paragraph (iii) and (vi) of paragraph (k) (Disposals) of Schedule 5 (Undertakings)); and

(iv)        proceeds which are elected to be reinvested by a Group Member in the business of the Group to fund purchase of other assets used in the business, and/or in financing or refinancing permitted acquisitions, permitted joint ventures, capital expenditure or any other working capital and/or general corporate purposes (other than (x) the payment of any Permitted Distribution or (y) any payment of Permitted Additional Debt, Refinancing Indebtedness or other permitted Financial Indebtedness) within 12 months of receipt of proceeds (or within 18 months of receipt of proceeds, if a Group Member enters into a binding commitment or the board of the relevant Group Member designates to so reinvest within 12 months of receipt of proceeds).

(d)          Claims:

(i)          Recovery Proceeds:

Following a claim against a Report provider or the seller under the Acquisition Documents in excess of US$5 million (or its equivalent) for each individual claim and US$15 million (or its equivalent) in aggregate for any financial year, the net cash proceeds of such claim shall be applied in prepayment.

Agreed exceptions to include (a) proceeds applied in replacing, reinstating or repairing assets or meeting liabilities (or reimbursing a Group Member who has discharged such liabilities) in respect of such claim or rectifying any deficiency (including, but not limited to, settling outstanding tax or costs, environmental claim, and/or working capital deficiency); and (b) proceeds which are elected to be reinvested by a Group Member to fund purchase of other assets used in the business, and/or in financing or refinancing permitted acquisitions, permitted joint ventures, capital expenditure or any other working capital and/or general corporate purposes (other than (x) the payment of any Permitted Distribution or (y) any payment of Permitted Additional Debt, Refinancing Indebtedness or other permitted Financial Indebtedness), in each case applied for the purposes described in (a) or (b) above within 12 months of receipt of proceeds (or within 18 months of receipt of proceeds, if a Group Member enters into a binding commitment or the board of the relevant Group Member designates to so reinvest within 12 months of receipt of proceeds).

7	Project Unicorn - Term Sheet (SPDB)

(ii)          Insurance Proceeds:

Following a claim under an insurance policy relating to loss of or damage to assets (other than for third party liability, loss of earnings, or business interruption or similar insurance) of any Group Member, in excess of US$5 million (or its equivalent) for each individual claim and US$15 million (or its equivalent) in aggregate for any financial year, the net cash proceeds of such claim shall be applied in prepayment. Agreed exceptions to include, among others:

C.           proceeds in respect of business interruption, or which are applied to meet or cover any third party, public liability, personal injury, workers’ compensation, directors’ and officers’ liability or similar claims in respect of which the claim was made;

D.           proceeds applied in replacing, reinstating or repairing assets or meeting liabilities in respect of such insurance claim (including, but not limited to, settling outstanding tax or costs, environmental claim, and/or working capital deficiency or reimbursing a Group Member who has discharged such liability) within 12 months of receipt of proceeds (or within 18 months of receipt of proceeds, if a Group Member enters into a binding commitment or the board of the relevant Group Member designates to so reinvest within 12 months of receipt of proceeds); and

E.           proceeds which are elected to be reinvested by a Group Member to fund purchase of other assets used in the business, and/or in financing or refinancing permitted acquisitions, permitted joint ventures, capital expenditure or any other working capital and/or general corporate purposes (other than (x) the payment of any Permitted Distribution or (y) any payment of Permitted Additional Debt, Refinancing Indebtedness or other permitted Financial Indebtedness) within 12 months of receipt of proceeds (or within 18 months of receipt of proceeds, if a Group Member enters into a binding commitment or the board of the relevant Group Member designates to so reinvest within 12 months of receipt of proceeds).

(e)          Others: Other prepayment provisions (relating to illegality, tax gross-up and increased costs) to be included as per Documentation Principles (as defined below).

Prepayments (other than from any Excess Cashflow, or following a Change of Control or in accordance with paragraph (e) above) may be made on the first Interest Payment Date following the expiry of all the periods specified above for reinvestment, replacement, repaid, reinstatement, compensation or application.

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Prepayments generally:

Mandatory prepayments in relation to paragraphs (a) (Excess Cashflow), (c) (Sale of assets) and (d) (Claims) of the “Mandatory Prepayments” section above are subject to permissibility under applicable laws (e.g. financial assistance, corporate benefit, capital maintenance, exchange control rules) and will not be required where such prepayment or repatriation of cash from any applicable jurisdiction to a jurisdiction where the relevant Group Member is incorporated would breach applicable law or regulation, would breach fiduciary or statutory duty by any relevant officer or director or give rise to a material risk of personal liability or would result in any Group Member incurring a material (more than 2.50 % of the principal amount of the prepayment prepaid (or would be payable should the repayment of an intercompany loan by a given amount have constituted a dividend of the same amount) cost or expense (including any tax liability but excluding any amounts in respect of withholding tax in relation to dividends or intra-group loan repayments made by any Group Member at the rate in force (after giving effect to any applicable exemption, reduction or relief) or any interest, prepayment premium and any other amounts associated with intra-group loan repayments made by any Group Member) or would breach any contractual restriction (that were not entered into for the purpose of limiting such prepaying) and for so long as such illegality, breach of duty, or such risk of cost, expense or liability exists (including, but not limited to, any cost, expense or tax liability associated with repatriation of cash from PRC or other applicable jurisdictions). To the extent applying in respect of any Sweep Excess Cashflow, the applicable portion of such Sweep Excess Cashflow will be deducted on a dollar-for-dollar basis from the amount required to be applied in prepayment of the Facility Loan pursuant to the provision above relating to Excess Cashflow, and no “over-sweep” will be required in respect of cash located in jurisdictions not subject to such illegality, risk or material cost. Once such illegality or such risk ceases to exist or repatriation of such net cash proceeds or Excess Cashflow would not result in any Group Member incurring such material cost or expense, the Company shall ensure that an amount equal to such net cash proceeds or Excess Cashflow will be promptly applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated) in prepayment of the Facility Loan on the first Interest Payment Date ending not less than 10 business days after the date of such notification by the Company to the Agent or the removal of such restrictions or limitations provided that such portion of such net cash proceeds or Excess Cashflow (as the case may be) has not, in the intervening period, been used to prepay other facilities or loans.

All prepayments referred to in the “Mandatory Prepayments” section (other than any prepayment pursuant to paragraphs (b) and (e)) shall be reduced by the amount of taxes and costs incurred in effecting such prepayment and shall be deemed to include any applicable accrued interest and any associated hedge termination costs and such amounts of principal required to be prepaid shall be reduced accordingly to fund any applicable accrued interest which shall also fall due for payment (and any hedge termination costs relating to any termination of hedging arrangements in whole or in part) as a result of such prepayment of principal.

The Company shall use reasonable efforts (provided that such efforts would not themselves result in any illegality, breach of duty or result in any Group Member incurring any such cost or expense) to avoid any such illegality, breach of duty, cost, expense, liability or contractual restriction.

Subject to paragraph (bb) of Schedule 5 (General Undertakings), there shall be no requirement to charge or retain proceeds of any event triggering a mandatory prepayment in a blocked account or other specific accounts pending re-investment or prepayment (as applicable). Trapped amounts or other amounts are not required to be applied immediately in prepayment shall otherwise be available for general corporate purposes not prohibited by the Facility Agreement until such time as such amounts cease to be trapped or are required to be applied in prepayment (as applicable).)

Application:

Mandatory prepayments shall be applied first to the repayment of the Facility and any Permitted Additional Debt which is a term facility in nature (if any) on a pro rata basis until repaid in full and then to any Permitted Additional Debt which is revolving facility in nature (if any) (with the commitment thereunder cancelled in a corresponding amount).

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Mandatory prepayments shall be applied against the repayment instalments of the Facility in the manner directed by the Company and mandatory prepayment in relation to Sweep Excess Cashflow shall be applied against the repayment instalments of the Facility in direct order of maturity.

Unless otherwise specified, prepayments shall be made at the the next Interest Payment Date (being, if applicable, the Interest Payment Date immediately after the date on which such proceeds are received).

Permitted Additional Debt:

The Facility Agreement will permit senior secured debt by way of increasing the amount of and/or adding one or more revolving and/or term loan facilities and/or borrowing new credit facilities and/or issuing debt securities (whether by way of notes or bonds or other debt instruments) in lieu, ranking pari passu with the Facility (each a Permitted Additional Debt Facility) subject to the following conditions (unless otherwise agreed by the Majority Lenders under the Facility):

(a)          the purposes of such Permitted Additional Debt shall be limited to Permitted Acquisitions, capital expenditure, working capital and/or general corporate purposes;

(b)          if the repayment profile of such financial indebtedness (other than any such Financial Indebtedness the purpose of which is to fund working capital) is a bullet repayment profile, the final maturity date of a Permitted Additional Debt Facility shall be no earlier than the Maturity Date of the Facility;

(c)          if a term facility with amortising repayment, (x) the final maturity date of a Permitted Additional Debt Facility shall be no earlier than the Maturity Date of the Facility and (y) the weighted average life of such Permitted Additional Debt Facility shall not be shorter than the remaining weighted average life of the Facility, or (z) the Lenders of the Facility are offered the same amortisation percentage per annum as the proposed amortising Permitted Additional Debt Facility (if shorter than the amortisation percentage per annum of the Facility);

(d)          a Permitted Additional Debt Facility shall rank pari passu with the Facility and shall be guaranteed and secured by the same security and guarantees as secure and guarantee the Facility;

(e)          a Permitted Additional Debt shall be on terms no more onerous for the Group than the Facility or otherwise on terms satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting reasonably)); and

(f)          the Net Leverage Ratio of the Group would be complied with if recalculated on a pro forma basis, giving effect to the incurrence and full utilisation of and application of proceeds of such Permitted Additional Debt for the most recent Test Date as at the date on which such Permitted Additional Debt is incurred, provided that if such Financial Indebtedness is incurred prior to the First Test Date, the maximum Net Leverage Ratio for that most recent Relevant Period shall be deemed to be the maximum Net Leverage Ratio permitted under the section entitled “Financial covenants” as at the First Test Date; provided that the aggregate amount of outstanding indebtedness under a Permitted Additional Debt and the total amount of Permitted PRC Indebtedness shall not at any time exceed the applicable cap set out in paragraph (o)(v) (Financial Indebtedness) under Schedule 5 (Undertakings).

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Permitted Refinancing:	The Finance Documents will permit any refinancing, exchange or other replacement of all or any part of the Facility, any Permitted Additional Debt and any other Financial Indebtedness (and of any refinancing or replacement financing thereof from time to time) (and all fees, costs, expenses, prepayment premium and similar incurred in connection with such refinancing, exchange or replacement) (the Refinancing Debt) in accordance with the indebtedness and liens covenants with one or more secured or unsecured bonds, notes, loans or other debt instruments (the Refinancing Indebtedness), provided that in the event that the Facility are being replaced or refinanced in part only, (a) the average life of the Refinancing Indebtedness shall be no shorter than the remaining average life of the Facility, (b) the final maturity date of any such Refinancing Indebtedness shall be no earlier than the Maturity Date of the Facility, (c) the provider(s) of such Refinancing Indebtedness (or, where customary for financing of the relevant type, the agent or trustee in respect of such Refinancing Indebtedness) shall become party to the Intercreditor Agreement on pari passu or junior basis, (d) any proceeds from such Refinancing Indebtedness shall be applied towards the purported refinancing only (dollar for dollar) and any associated Transaction Costs and shall be so applied within 10 Business Days of its incurrence, (e) any Refinancing Indebtedness may only receive any mandatory prepayments pro rata with or after (and not in priority to) the Facility, and (f) the Refinancing Indebtedness shall only be guaranteed and secured by guarantors and security that also guarantee and secure the Facility (on pari passu or junior basis).

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PART III - OTHER TERMS
Documentation Principles:	The Facility will be documented in a facility agreement (the Facility Agreement) based on recent global sponsor precedent facilities agreement in the Asian leveraged finance market, amended to take into account the terms set out in this term sheet (subject to review by and comments from local counsel and other specialist legal counsel on local law, tax and US related matters) and having regard (acting reasonably and in good faith) to any deal specific issues relating to the Transaction, the operational and strategic requirements of the Sponsors and the Group in light of the proposed business plan, the jurisdiction of incorporation of the Company (such as including customary provisions regarding ERISA, margin regulations and investment company act for a US-incorporated borrower and automatic acceleration with respect to any Obligor subject to US bankruptcy action) and legal advice from local counsel and other specialist legal counsel).

Finance Documents:	The Facility Agreement, fee letter(s), intercreditor agreement (the Intercreditor Agreement), ancillary documents, security documents and, for specified purposes to be agreed, hedging documents.

Intercreditor Agreement:

The Intercreditor Agreement will rank the Facility, any senior secured Permitted Additional Debt, Refinancing Debt and any Hedging Debt pari passu and without any preference between them (including in respect of the Transaction Security). The Instructing Group for the purposes of decision making under the Intercreditor Agreement is the majority senior secured creditors (being creditors in respect of the Facility, any senior secured Permitted Additional Debt, Refinancing Debt and any Hedging Debt) holding two thirds or more of all senior secured liabilities.

For the purpose of this paragraph, Hedging Debt means any liabilities or obligations owed by any Obligor to any hedge counterparty under or in connection with any Secured Hedging, which will rank pari passu with the Facility pursuant to this Term Sheet.

Initial Conditions Precedent:	The availability of the Facility is subject to the Agent (acting reasonably and on the instructions of the Arrangers) having received or being satisfied it will receive (or having waived the requirement to receive) the items in Schedule 1 (Initial Conditions Precedent).

Certain Funds Conditions:

In addition to the Initial Conditions Precedent above, borrowing of the Facility during the Certain Funds Period will be subject only to:

(a)          no Events of Default having occurred and continuing, limited to non-payment, breach of other obligations (to the extent relating to the financial indebtedness, restricted payments, negative pledge, disposals, loans or credit or guarantee, merger, acquisitions, joint ventures, holding companies and limb (i) of the acquisition documents covenants), misrepresentation (to the extent relating to status, binding obligations, no-conflict, power and authority, holding company, authorisations, legal and beneficial ownership, pari passu ranking and sanctions and anti-money laundering and anti-corruption), invalidity, unlawfulness and repudiation, insolvency proceedings, insolvency and creditors’ process in each case in relation to the Parent and the Company only (and without any application (including by way of procurement obligation) in respect of the Target or any member of the Target Group);

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(b)          no Change of Control having occurred; and

(c)          in relation to a Lender, it has not become illegal for that Lender to lend the Facility after the date it has become a Lender (provided that this shall not affect the obligation of any other Lender) and any funding shortfall created as a result of such illegality is not met by the aggregate of new funding or commitment provided by one or more new lenders and the Group’s own funds (including the proceeds of any new equity and/or subordinated debt made available to the Company).

No Lender may exercise any right of cancellation, acceleration, enforcement, rescission, termination or set-off or any other right to affect or prevent the making of any utilisation of the Facility during the Certain Funds Period other than as provided above, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period. There will be no market or business material adverse change, rating or financial covenant or any condition related directly or indirectly to the Target Group as a condition precedent to borrowing of the Facility during the Certain Funds Period.

Certain Funds Period means the period from the Signing Date until (and including) the last day of the Availability Period in respect of Facility;

Financial covenants:	Net Leverage Ratio: The Net Leverage Ratio in respect of a Relevant Period will not exceed the ratio set out opposite such Relevant Period ending on the date in the table below:

Relevant Period	Maximum Net Leverage Ratio
On or before 31 December 2020	6.8:1
On or before 31 December 2021	5.8:1
On or before 31 December 2022	4.5:1
On or before 31 December 2023	4.0:1
On or before 31 December 2024	3.5:1
On or before 31 December 2025	3.0:1
Thereafter	2.5:1

First Test Date means the last day of the first financial year ending after 12 months from the Utilisation Date.

Net Leverage Ratio means, in respect of any Relevant Period, the ratio of (i) Total Net Debt on the last day of that Relevant Period to (ii) EBITDA for that Relevant Period.

Additional definitions and further details on the financial covenants are set out in Schedule 4 (Financial Covenants). EBITDA shall be adjusted by giving effect to any Pro Forma Adjustment (as defined in Schedule 4 (Financial Covenant)). Except as otherwise provided in this term sheet, the definitions and provisions relating to financial covenants shall be consistent with the Documentation Principles.

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The financial covenants will be tested semi-annually with the first test taking place on the First Test Date.

Equity Cure:

The Company has the ability to prevent and/or cure breaches of any financial covenant by the Parent making a new equity or subordinated debt investment in the Company in an amount at least sufficient to ensure that the relevant financial covenant(s) would be complied with if re-tested (an Equity Cure) no later than the date falling 20 business days after delivery of the compliance certificate for the Relevant Period in which a financial covenant is in breach.

The amount of any Equity Cure shall be added to EBITDA or, at the election of the Company, pro forma reduction of Total Net Debt as at the start of the applicable Relevant Period for the purposes of calculating the Net Leverage Ratio.

The amount of any Equity Cure shall be included in financial covenant calculations until the relevant financial half-year in respect of which it was made does not fall within a Relevant Period for the purposes of calculating the financial covenants above (including as “cash” for the purposes of calculating Net Leverage Ratio, except for the Relevant Period in respect of which the Equity Cure was made).

No more than five Equity Cures over the life of the Facility and Equity Cures may not be applied in consecutive test periods (provided that, the application of any cure amount towards the cure of more than one financial covenant in relation to the same Relevant Period or the same Test Date shall be deemed to constitute a single application). There is no limit on overcuring. Amount injected can be used for any working capital and operating expenditure of the Group, as an Acceptable Funding Source (except for the purpose of “Cashflow” to the extent in any Relevant Period such amount is already counted in Cashflow as a result of an Equity Cure), or any other purpose not prohibited by the Finance Documents (other than making any Permitted Distribution). There is no requirement to apply any Equity Cure in prepayment and no amount of any Equity Cure shall be counted towards Excess Cashflow.

Irrespective of any Equity Cure, if there is a breach of a financial covenant and on the next Test Date that financial covenant is satisfied, the previous breach (and any resulting actual or potential Events of Default) of a financial covenant will be deemed to have been automatically waived and remedied, provided that there is no Acceleration Event which is continuing on the next Test Date.

Any recalculation made hereunder will be solely for the purpose of curing a breach of the financial covenants and not for the purposes of calculation of applicable Margin or for determining the amount of Excess Cashflow to be applied in prepayment of the Facility for the Test Date on which a Financial Covenant is breached and shall not count towards any other permission or usage under the Finance Documents.

Representations:	See Schedule 2 (Representations).

Information Undertakings:	See Schedule 3 (Information Undertakings).

General Undertakings:	See Schedule 5 (General Undertakings).

Events of Default:	See Schedule 6 (Events of Default). An Event of Default is continuing or outstanding unless it is remedied or waived.

14	Project Unicorn - Term Sheet (SPDB)

Security and Guarantees:

No guarantee other than the guarantee to be provided by Chindex US within 90 business days of the Closing Date, provided that if the proposed regulations (the Proposed Regulations) under Section 956 issued by the U.S. Department of the Treasury and the Internal Revenue Service (IRS) are finalised and passed (the Trigger Date) such that there is no negative tax implication on any member of the NFC Group in providing guarantees in relation to the Facility, subject to the agreed security principles (to be consistent with the Documentation Principles, the Agreed Security Principles) and the provisions of this section:

(a)          guarantees shall be granted by each other direct and indirect subsidiary of Chindex US as at the Trigger Date (the Initial non-PRC Guarantors) which is incorporated outside the PRC within 90 business days of the Trigger Date;

(b)          the Company shall ensure that each future direct and indirect subsidiary of Chindex US which is incorporated outside the PRC and which is or becomes a Material Subsidiary after the Trigger Date (together with the Initial non-PRC Guarantors, the non-PRC Guarantors) to become a guarantor within 60 business days of delivery of the compliance certificate demonstrating that such subsidiary is a Material Subsidiary; and

(c)          the Company shall ensure (x) each Group Member incorporated in PRC the equity interest in which are directly held and wholly-owned by an offshore Group Member (First Tier WFOE) as at the Trigger Date (each an Initial PRC Guarantor) becomes a guarantor within 60 business days of the Trigger Date, and (y) each future direct and indirect subsidiary of Chindex US which is incorporated in PRC and which is or becomes a Material Subsidiary after the Trigger Date (each an Subsequent PRC Guarantor, together with Initial PRC Guarantors, the PRC Guarantors) becomes a guarantor within 60 business days of delivery of the compliance certificate demonstrating that such subsidiary is a Material Subsidiary, and, in each case, register such guarantees with relevant PRC authority (including but not limited to SAFE and MOFCOM) within 180 business days after the Trigger Date, provided that if it is reasonably expected that any such PRC Guarantor’s obligation to grant guarantee or register its guarantee will not be completed within 60 business days or (as applicable) 180 business days after the Trigger Date (the initial deadline), the Company shall on or prior to the day falling 30 business days before the last day of such initial deadline, notify the Agent of such situation and there shall be an extension to grant such guarantee or complete such guarantee registration until the relevant guarantee is granted or the relevant guarantee registration is completed (as the case may be).

No ongoing guarantor coverage test.

Subject to the Agreed Security Principles and the provisions of this section, the Pre-Closing Transaction Security Documents (as defined below) will be required to be granted as a condition precedent to the Utilisation Date and the following Security will be required to be granted as a conditions subsequent after the Utilisation Date:

(a)          a US law governed first ranking all asset security to be entered into by Chindex US and the Security Agent in relation to the creation of security over all of the assets of Chindex (including assignment of rights under the intercompany loans granted to Chindex US’ offshore subsidiaries by Chindex US and bank accounts but excluding shares held by Chindex US in any Group Member);

15	Project Unicorn - Term Sheet (SPDB)

(b)          a HK law governed first ranking share mortgage to be entered into by Chindex US and the Security Agent in relation to the creation of security over 65% of all the shares in (i) United Family Hospitals and Clinics Limited (HK) (HHK (HK)) and (ii) United Family Healthcare Holdings Limited (HK) (UFHK (HK));

(c)          a Mauritius law governed first ranking share mortgage to be entered into by Chindex US and CHM Mauritius and the Security Agent in relation to the creation of security over 65% of all the shares in (i) United Family Healthcare Holdings (Mauritius) (CHM (Mauritius)) and (ii) United Family American Hospital Ventures (Mauritius) (CAV (Mauritius)) respectively;

(d)          a BVI law governed first ranking share mortgage to be entered into by Chindex US and the Security Agent in relation to the creation of security over 65% of all the shares in Chindex Medical Holdings Ltd. (CMH (BVI));

(e)          PRC law governed first ranking equity pledges to be entered into by Chindex US and the Security Agent in relation to the creation of security over 65% of all the equity interests in (i) 北京和睦家医疗中心有限公司 (NH) and (ii) 上海和睦家医院有限公司(SHU);

(f)          PRC law governed first ranking equity pledges to be entered into by the HHK (HK) and the Security Agent in relation to the creation of security over 65% of all the equity interests in (i) 天津和睦家医院有限公司 (TJU) and (ii) 北京和睦家医院有限公司(BJU); (iii) 北京和睦家康复医院有限公司(Rehab) and (iv) 青岛和睦家医院有限公司(QDU);

(g)          PRC law governed first ranking equity pledges to be entered into by the Security Agent and (i) the CAV (Mauritius) in relation to the creation of security over 65% of all the equity interests in 和睦家医疗管理咨询 ( 北京 ) 有限公司 (UFH(WFOE)); (ii) UFH (WFOE) in relation to creation of security over 65% of all the equity interests in北京爱科汇医院管理有限公司 (Access) and (iii) Access in relation to the creation of security over 65% of all the equity interests in北京和睦家医院管理有限公司 (SHY) and北京优护佳健康管理有限公司(YHJ);

(h)          a BVI law governed first ranking share mortgage to be entered into by the HHH Inc. and the Security Agent in relation to the creation of security over all the shares in Healthy Harmony Limited (HH (BVI));

(i)          a HK law governed first ranking share mortgage to be entered into by HH (BVI) and the Security Agent in relation to the creation of security over all the shares in United Family Healthcare Limited (UFHL (HK)) and United Family Healthcare (Hong Kong) Limited (UFHHKL (HK)); and

(j)          PRC law governed first ranking equity pledges to be entered into by the Security Agent and UFHL (HK) in relation to the creation of security over all the equity interests held by UFHL (HK) in (i) 广州和睦家医院有限公司(GZU); (ii) 上海和睦家新城医院有限公司 (PDU) and (iii) 北京和睦家京北妇儿医院有限公司(DTU).

(items (a) to (j) are collectively referred to as the Post-Closing Transaction Security Documents).

16	Project Unicorn - Term Sheet (SPDB)

If the proposed regulations (the Proposed Regulations) under Section 956 issued by the U.S. Department of the Treasury and the Internal Revenue Service (IRS) are finalised and passed (the Trigger Date) such that there is no substantive negative tax implication on any member of the NFC Group in granting share mortgage over 100% of all of the shares held in a Group Member in relation to the Facility, subject to the agreed security principles (to be consistent with the Documentation Principles, the Agreed Security Principles) and the provisions of this section, the Post-Closing Transaction Security Documents under paragraphs (b) to (g) above will be in respect of 100% of all of the shares held by the relevant chargor in relevant charged companies.

Subject to the Agreed Security Principles and the provisions of this section, (A) the transaction security to be provided under paragraphs (a) to (d), (h) and (i) above shall be put in place within 60 business days of the Utilisation Date; (B) the transaction security to be provided under paragraphs (f)(iv) and (g)(i) above shall be put in place within 120 business days of the Utilisation Date and (C) the transaction security to be provided under paragraphs (e), (f)(i) to (iii), (g)(ii) to (iii) and (j) above shall be put in place within 180 business days of the Utilisation Date).

Subject to the Agreed Security Principles, permissibility under applicable law and full cooperation by the Lenders and the Security Agent and the provisions of this section, in respect of the transaction security under paragraphs (e), (f), (g) and (j), if it is reasonably expected that (x) the requirement to obtain minority shareholder’s consent to provide such transaction security will not be completed within 180 business days of the Utilisation Date or (y) relevant pledgor’s obligation to grant and/or register such PRC law governed equity pledges with relevant PRC authority (including but not limited to SAFE and MOFCOM) will not be completed within 120 business days or, as applicable, 180 business days of the Utilisation Date (the initial deadline), the relevant Obligors shall, on or prior to the day falling 30 business days before the last day of such initial deadline, notify the Agent of such situation and there shall be an extension to complete security registration timeline until the relevant security registration is completed. The timeline in this paragraph shall also apply to any amendment of the PRC law governed equity pledges as a result of the occurrence of the Trigger Date and the increase of the equity interest such to such pledge as contemplated by the second immediate preceding paragraph.

All asset security limited to security over shares / non-PRC bank accounts / intercompany receivables / rights under the Transaction Agreement / insurance policies / material fixed assets and inventory subject to Agreed Security Principles consistent with the Documentation Principles. No security over any other asset (including real estate) will be provided.

No guarantee or security from the Targets or any of its subsidiaries is required as a condition precedent to the Utilisation Date.

A Material Subsidiary is (a) each Obligor and any Group Member (whether a direct or indirect Subsidiary) whose earnings before interest, tax, depreciation and amortisation (in each case calculated on the same basis as EBITDA but excluding intra-group items and investments in Subsidiaries) represents more than 5% of the consolidated EBITDA of the Group (which shall, in each case, be tested annually by reference to the Group’s annual audited accounts) or (b) the direct or indirect holding company of a Material Subsidiary determined in accordance with paragraph (a) above.

Acceleration Event:	Subject to “Certain Funds Conditions” above and “Clean Up Period” below, an Acceleration Event means following an Event of Default that is continuing, the Agent, acting on the instructions of the Majority Lenders under the Facility Agreement, gives notice that all outstanding amounts under the Facility are immediately due and payable (or, declaring that such outstanding amounts are payable on demand).

17	Project Unicorn - Term Sheet (SPDB)

Clean Up Period:

Until and including the date falling 120 days after the Closing Date (the Clean Up Period), events or circumstances relating to the Target Group which would otherwise breach the representations or undertakings or cause an actual or potential Event of Default (other than an Event of Default resulting from non-payment, insolvency, insolvency proceedings, creditors’ process, unlawfulness, non-compliance with security or guarantee undertakings, invalidity or repudiation) shall not constitute a breach or be an actual or potential Event of Default or act as a drawstop, unless such event or circumstance:

(a)           has a Material Adverse Effect;

(b)           was procured or approved by the Company; or

(c)           is unremedied at the end of the Clean Up Period,

provided that such breach is capable of remedy and reasonable steps are taken to remedy such breach if Company is aware of the relevant circumstances at the time.

In addition, in the case of any acquisition permitted by the Facility Agreement, there will be a 120 days “clean-up” period commencing on the date of completion of such acquisition in respect of circumstances relating only to the acquired entity or business.

Material Adverse Effect:

A material adverse effect (after taking into account all resources, insurance, indemnity and assurance available to the Group and the timing and likelihood of recovery) on:

(a)          the consolidated business, assets or financial condition of the Group (taken as a whole);

(b)          the ability of the Obligors (taken as a whole) to perform their payment obligations under any Finance Document; or

(c)          subject to legal reservations and any perfection requirements, the validity or enforceability of any Finance Document in accordance with their terms or the effectiveness of any Transaction Security granted pursuant to any of the Finance Documents in any way which is:

(i)          materially adverse to the interests of the Lenders taken as a whole under the Finance Documents (taken as a whole); and

(ii)          if capable of remedy, not remedied within 30 business days of the Company becoming aware of the relevant event or circumstance or being given notice of the same by the Agent.

Hedging:	The Group may enter into hedging arrangements in the ordinary course of business but not for speculative purposes with any person. Any provider of hedging in connection with the Facility, any Permitted Additional Debt or Refinancing Indebtedness (not for speculative purpose) shall, subject to accession to the Intercreditor Agreement as a hedging counterparty, be treated as a pari passu senior creditor and share in security package (Secured Hedging). All hedging contracts will be by way of ISDA documentation. No minimum hedging requirement and no over-hedging.

Majority Lenders:	Lenders holding 66 2/3% or more of the commitments under the Facility.

18	Project Unicorn - Term Sheet (SPDB)

Super Majority Lenders:	Lenders holding more than 75% of the aggregate amount of commitments under the Facility.

Lender Voting and Amendments:

The Finance Documents may be amended or waived with the consent of the Company and the Majority Lenders.

Matters requiring Super Majority Lenders’ approval will be limited amendments or waivers to (other than expressly permitted by the provisions of any Finance Document) the nature or scope of the Transaction Security and the guarantees provided by the Guarantors (including any release thereof).

Matters requiring all Lenders’ approval will be limited to amendments or waivers to:

(a)          the definition of Majority Lenders, Super Majority Lenders or Structural Adjustment;

(b)          provisions that expressly require the consent of all Lenders;

(c)          the rights of Lenders to assign or transfer their rights or obligations under the Finance Documents;

(d)          provisions governing the several rights and obligations of Lenders;

(e)          (other than expressly permitted by the provisions of any Finance Document) provisions governing the sharing of recoveries among the Lenders and partial payments;

(f)          (other than expressly permitted by the provisions of any Finance Document) the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(g)          any requirement that a cancellation of commitments (in respect of the Facility) reduces the commitments of the Lenders (in respect of such Facility) rateably;

(h)          any change to a Borrower or an Obligor (in each case without prejudice to the provisions in this term sheet regarding release of guarantees and Transaction Security) other than in accordance with the Facility Agreement;

(i)          any amendment to the order of priority or subordination under the Intercreditor Agreement;

(j)          any amendments to the sections below entitled “Excluded Commitments” and “Replacement Lender”; and

(k)          the governing law provision.

Structural Adjustment:

Only affected Lenders’ consent required provided that Majority Lender consent is obtained for an amendment or waiver that:

(a)          makes an increase in or addition to any commitment or any extension of the availability of any commitment (other than by way of a Permitted Additional Debt Facility);

(b)          makes an extension to the date of payment of any principal, interest, fees, commission or other amount payable under the Finance Documents;

(c)          makes a reduction in the principal, interest rate, fees, commission or other amount payable under the Finance Documents or redenomination of the currency of any amount payable thereunder;

19	Project Unicorn - Term Sheet (SPDB)

(d)          introduces any additional loan, commitment or facility under the Finance Documents (provided that any such additional loan, commitment or facility shall rank pari passu with, or junior to, the Facility);

(e)          makes a reduction of any mandatory prepayment (or makes an extension of its payment date); or

(f)          makes any changes to the Finance Documents (including changes to, the taking of, or the release coupled with the retaking of, any guarantee or security) consequential on or required to implement or reflect any of the foregoing.

The ability to implement a Structural Adjustment is without prejudice to the right to raise any Permitted Additional Debt, Permitted PRC Indebtedness or Refinancing Indebtedness.

Excluded Commitments:

If a Lender:

(a)          does not accept or reject, in writing, a request from any Group Member for any consent, amendment, release or waiver under the Finance Documents within 15 business days (or, if the Company agrees to a longer time period in relation to that request or the Company specifies a longer period in that request during which a Lender may respond, on or prior to the expiry of such longer period so agreed or specified by the Company) of the date of such request being made or notifies the Agent in writing that it is abstaining from responding to such request (such Lender being a Non-Responding Lender); or

(b)          becomes a Defaulting Lender,

such Non-Responding Lender and any Defaulting Lender’s participations and commitments shall be excluded from the calculation and shall not be required in order to achieve the required level or approvals.

Replacement Lender:

In the event that a Lender:

(a)          seeks to charge or claim any amount pursuant to any illegality, tax gross up, tax indemnity, increased cost or market disruption provisions of the Finance Documents (an Increased Costs Lender);

(b)          does not consent to any amendment, consent or waiver that requires more than Majority Lender consent and to which the Majority Lenders have consented (a Non-Consenting Lender);

(c)          has failed to participate in a utilisation it is obliged to make under the Finance Documents;

(d)          has given notice to a Group Member or the Agent that it will not make, or that it has disaffirmed or repudiated any obligation to participate in, a utilisation in breach of the Facility Agreement;

(e)          has otherwise rescinded or repudiated a Finance Document or any term of a Finance Document;

(f)           is one with respect to which an insolvency event has occurred (a Lender under paragraph (c), (d), (e) or (f) is a Defaulting Lender);

20	Project Unicorn - Term Sheet (SPDB)

(g)         which is or is acting on behalf of any person (other than a Group Member of a Sponsor Affiliate) that is principally engaged in a business that is in commercial competition with the core business of the Group (together with each Affiliate of such person or entity engaged in such activities), provided that for the avoidance of doubt this shall not include any person or entity (or any of its Affiliates) which is a bank, financial institution or trust, funds or other entity whose principal business is investing in debt or who is regularly engaged in making, purchasing or investing in loans, securities or other financial assets (and who has been incorporated or established for not less than 6 months) (such person, a Competitor), an investor or equity holder that has control over a Competitor or any advisor to any such person referred to above, subject to exceptions to be agreed (Conflicted Lender); and/or;

(h)         is a Non-Responding Lender,

the Company shall be entitled (but not obliged) to (i) require the transfer of all of such Lender’s participation at par plus accrued interest and fees to one or more persons selected by the Company, who is willing to take such transfer, (ii) prepay (or to procure that another Group Member prepays) all of such Lender’s participation at par plus accrued interest and fees and/or (iii) cancel all undrawn commitments of that Lender.

Assignments and Transfers:

No Transfer permitted until following the Utilisation Date. Transfer means a transfer, assignment, novation (or any such arrangement having a similar effect, whether it conveys voting rights or otherwise) or a sub-participation or sub-contract (which involves a transfer of any voting right, direct or indirectly, under or in relation to the Finance Document (including as a result of being able to direct the way that another person exercises its voting rights)).

Each Lender will be free to Transfer its commitments in the Facility at any time after the Utilisation Date in whole or in part to any bank, financial institution, fund, trust or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or any other person provided that unless (x) made to another Lender in the same Facility, an affiliate of a Lender (with no less than 10 business days’ prior written notice to the Company), (y) to a person on an agreed whitelist, or (z) while a non-payment, insolvency, insolvency proceeding or creditors’ process Event of Default is continuing, any such Transfer shall require the prior written consent of the Company (in the absolute discretion of the Company). Other transfer provisions to be consistent with the Documentation Principles. Absolute prohibition (both prior to or post an Event of Default) on Transfers to Defaulting Lenders, non-commercial lenders (hedge fund, loan-to-own fund, private equity fund, debt restructuring fund or activist fund but does not include a Sponsor Affiliate) and Competitors. Purported transfers in breach of transfer provisions are void.

The Lenders will bear all fees, costs and expenses in connection with a Transfer and the Group will not be required to pay any fees, costs, expenses, taxes, indemnity payment, gross-up payment, increased cost payment or other payment to a new Lender (or a Lender lending through a new facility office) in excess of what it would have been required to pay immediately prior to the Transfer being effected.

Debt Buy Backs:

No restriction on members of the Group acquiring loans provided that such purchase is (a) per the LMA solicitation or open order process and (b) is funded from paragraphs (i), (ii), (iii) or (iv) of the definition of Acceptable Funding Sources.

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The acquired loans must be irrevocably cancelled as soon as reasonably practicable following completion of the transfer unless the purchaser is not the Company or cancellation gives rise to adverse tax consequences, provided that where loans remain outstanding no Group Member shall be permitted to (i) exercise any voting rights attached to such loans (except in relation to matters which are materially detrimental (in comparison to the other Lenders) to the rights and/or interests of that Group Member solely in its capacity as a Lender (and, for the avoidance of doubt, excluding its interests as a holder of equity in any portion of the Group or its business), (ii) attend any Lender meeting or receive any Lender information in its capacity as a holder of such loans or (iii) transfer any such loans to any person who is not a Group Member.

No restrictions on Sponsors or their affiliates acquiring the Facility, provided that the relevant Lender (but excluding for these purposes any debt fund falling within the proviso of the definition of Sponsor Affiliate) shall be subject to customary restrictions on voting, attending meetings and receiving information.

Basket Increases:	If EBITDA increases on any Test Date (to be determined by reference to Annual Financial Statements most recently delivered pursuant to paragraph (a)(i) of Schedule 3 (Information Undertakings)) by reference to the agreed base case or as a result of a Permitted Acquisition (after taking into account any Pro Forma Adjustments obtainable as a result of such acquisition), all baskets expressed in a monetary limit (including baskets for permitted business acquisitions, permitted disposals, permitted financial indebtedness, permitted guarantees, permitted loans, permitted sale and leasebacks and permitted security but excluding baskets for Permitted Distributions) will be permanently increased by the same percentage to which Adjusted EBITDA exceeds EBITDA by reference to the base case model or as a result of a Permitted Acquisition. Company may redesignate between baskets at its discretion. Any unused basket can be carried forward and spent first in the next relevant period, and up to 30% of any annual basket can be carried back to the immediately preceding relevant period with a corresponding reduction for that next relevant period.

Tax:	Customary tax gross-up provisions to apply. No Obligor will be required to pay additional amounts (relating to Tax Gross-up or Increased Costs) as a result of a transfer or change in lending office by a Lender after the Signing Date. No gross-up or indemnity for any deductions in respect of FATCA.

Excluded Matters:

None of the steps, transactions, reorganisations or events set out in or expressly contemplated by the Structure Memorandum (as defined below) or, in each case, the actions or intermediate steps necessary to implement any of those steps, actions or events shall constitute a breach of any representation and warranty or undertaking in the Facility Agreement or any of the other Finance Documents or result in the occurrence of an actual or potential Event of Default or a Certain Funds Default and shall be expressly permitted under the terms of the Facility Agreement and the other Finance Documents.

Prior to the Closing Date (and subject at all times to the certain funds provisions), no breach of any representation, warranty, undertaking or other term of (or actual or potential Event of Default (however so described) under) any document relating to the existing financing arrangements of any member of the Target Group shall constitute a breach of any representation and warranty or undertaking in the Facility Agreement or any of the other Finance Documents or result in the occurrence of an actual or potential Event of Default.

Management Input:	This term sheet has been negotiated without the full involvement of management of the Target Group and all parties agree to negotiate in good faith any amendments that may be required to the terms of the Facility Agreement, following a more detailed review by management.

22	Project Unicorn - Term Sheet (SPDB)

No Investor Recourse:	No Finance Party will have any recourse to any Investor Affiliate (excluding the Parent, any HHH Group Member and any Group Member but, in respect of the Parent and any HHH Group Member, on a limited recourse basis and with respect to assets the subject of security only) in respect of any term of any Finance Document, any statements by Investor Affiliates, or otherwise (save for fraud in which case liability shall be determined in accordance with applicable law). No director, officer or employee of the Investor Affiliates or any Group Member (or of any affiliate thereof) shall be personally liable for any representation, statement, certificate or other document required to be delivered or made under a Finance Document (save for fraud in which case liability shall be determined in accordance with applicable law).

Sponsor Affiliate:

(a)         Any Sponsor, each of their respective affiliates, any trust of which any Sponsor or any of their respective affiliates is a trustee, any partnership of which any Sponsor or any of their respective affiliates is a partner and any trust, fund or other entity which is managed or is advised by, or is under the control of, the Advisor, any Sponsor or any of their respective affiliates; and

(b)         any person acting in concert with any party listed in paragraph (a) above,

provided that any such trust, fund or other entity which has been established for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by the Advisor, any Sponsor or any of their respective affiliates which have been established for the primary purpose or main purpose of investing in the share capital of companies, in each case, shall not constitute a Sponsor Affiliate.

For the purposes of this definition:

A person is acting in concert with another person if: (i) they are a shareholder in the Advisor, any Sponsor or any of their respective affiliates; and (ii) in relation to such shareholding, they, whether pursuant to any agreement or understanding, formal or informal or otherwise, actively co-operate to obtain, maintain, consolidate or exercise control over that company or control of the voting rights attaching to their holding of shares in that company to a greater extent than would be possible by reason of their individual shareholdings alone.

Investors:	The Sponsors, any Sponsor Affiliate, management, employees and any other person holding an interest in the Group pursuant to a management incentive plan, incentive scheme or similar arrangement, any co-investor agreed with the Arrangers and any other person approved by the Majority Lenders, in each case, including their respective successors, assigns and transferees.

Investor Affiliate:	An Investor, any affiliate of an Investor, any trust of which an Investor or any of its respective affiliates is a trustee, any partnership of which an Investor or any of its affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, an Investor or any of its respective affiliates (in each case, including their respective successors, assigns and transferees), provided that any such trust, fund or other entity which has been established for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by an Investor or any of its respective affiliates which have been established for the primary purpose or main purpose of investing in the share capital of companies, in each case, shall not constitute an Investor Affiliate.

23	Project Unicorn - Term Sheet (SPDB)

Exchange Rate Fluctuations and Basket Reclassification:

When applying baskets, thresholds and other exceptions to the Representations, Undertakings and Events of Default, the equivalent amount of a currency shall be calculated as at the date of the relevant Group Member incurring, committing to or making the relevant disposal, acquisition, investment, payment, debt or other relevant action. No actual or potential Event of Default or breach of Representation or Undertaking shall arise merely as a result of a subsequent change in the currency equivalent of any relevant amount due to fluctuations in exchange rates.

In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in the Finance Documents, the Company, in its sole discretion, may classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may at the option of the Company be split between different baskets or exceptions).

For the purpose of calculating Cash and Cash Equivalent Investments, it shall be included in the calculation such amount of Cash and Cash Equivalent Investments used for cash collateralizing and/or supporting borrowings.

Boilerplate:	The relevant Facility Agreement will contain customary provisions relating to set off (following an Acceleration Event), indemnities (cost of investigating matters not proving to be Default to be for the account of the relevant Lenders), illegality, market disruption (40% of Lenders), increased costs (excluding any Basel II costs, Basel III costs, Dodd-Frank costs, to the extent the relevant Lender is required to apply laws in connection with such costs on the date on which it becomes a Lender), break costs (to be defined in the Facilities Agreement), Defaulting Lenders and payment mechanics.

Construction:

(a)         A Default or an Event of Default or a Certain Funds Default will be remedied (and cease to be continuing) where the underlying circumstances giving rise to the Default or Event of Default or Certain Funds Default (as the case may be) cease to exist or where actions have been taken which have addressed the underlying circumstances in each case with the effect that those underlying circumstances (after giving effect to the taking of such actions) no longer constitute a Default or an Event of Default or a Certain Funds Default (as the case may be), provided that if an Acceleration Event has occurred, then such Event of Default is no longer capable of being remedied and will be continuing unless it has been waived.

(b)         An Acceleration Event is continuing if the relevant Acceleration Event has occurred and the underlying notice of acceleration has not been withdrawn by the Agent.

(c)         In addition to paragraph (a) above and subject to paragraph (b) above, if a Default (including an Event of Default and a Certain Funds Default) occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an Initial Default) then at the time such Initial Default is remedied or waived, such Default (including an Event of Default and a Certain funds Default) for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action further action. Any Default (including an Event of Default and a Certain funds Default) for the failure to comply with the time periods prescribed in Schedule 3 (Information Undertakings), or otherwise to deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in the Facility Agreement or any other Finance Document, shall be deemed to be cured upon the delivery of any such report required by such covenant or notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in the Facility Agreement or any other Finance Document.

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(d) Knowledge means, in respect of an Obligor, the Parent or a Group Member, to the best of the knowledge and belief of the directors of such Obligor or, the Parent or such Group Member (as the case may be) (after due and careful enquiry).

Law:	English law.

Counsel to the Sponsors	Kirkland & Ellis.

Counsel to the Arrangers, Lenders and Agent:	White & Case.

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Schedule 1

Initial Conditions Precedent

Unless otherwise mentioned, the following are to be in form and substance satisfactory to the Arrangers (acting reasonably).

(a)	Corporate: Copies of incorporation and constitutional documents, board (and, if required under local law, shareholder) resolutions, customary officer’s certificates (including confirmation that borrowing, guaranteeing and security limits will not be breached) and specimen signatures for each of the Parent and the Company and customary registers and certificates of good standing and solvency certificates.

(b)	Finance Documents: Copies of the Facility Agreement, the Intercreditor Agreement and Fee Letter(s) executed by the Parent and/or the Company.

(c)	Security Documents: A copy of each of the following security documents (the Pre-Closing Transaction Security Documents) executed by the Parent and the Company, together with customary deliverables:

(i)	a Cayman law governed first ranking share mortgage to be entered into by the Parent and the Security Agent in relation to the creation of security over all the shares in the Company and the completion of any perfection or other requirements in respect to such security;

(ii)	a Cayman or English law governed first ranking assignment agreement to be entered into by the Parent and the Security Agent in relation to assignment of any intercompany loans made to the Company by the Parent and the completion of any perfection or other requirements in respect to such security;

(iii)	a Cayman or English law governed first ranking all asset security to be entered into by the Company and the Security Agent in relation to the creation of security over all of the assets of the Company (including assignment of rights under the Transaction Agreement and intercompany loans granted by the Company to its subsidiaries).

(iv)	a Cayman law governed first ranking share mortgage to be entered into by the Company and the Security Agent in relation to the creation of security over all the shares in the General Partner and all limited partnership interests in the Partnership, provided that neither the General Partner nor the Partnership shall be required to sign or deliver any documents, notices, instruments, deliverables or take any steps prior to Closing Date (as a condition precedent or otherwise), and any perfection or other requirements involving the General Partner or the Partnership shall be a condition subsequent to be completed after the Closing Date;

(v)	a signed and undated US law governed first ranking share mortgage to be entered into by the Company and the Security Agent in relation to the creation of security over all the shares in Chindex US provided that Chindex US shall not be required to sign or deliver any documents, notices, instruments, deliverables or take any steps prior to Closing Date (as a condition precedent or otherwise), and any perfection or other requirements involving Chindex US shall be a condition subsequent to be completed after the Closing Date; and

(vi)	a signed and undated Cayman law governed first ranking share mortgage to be entered into by the Company and the Security Agent in relation to the creation of security over all the shares in HHH Inc., provided that HHH Inc. shall not be required to sign or deliver any documents, notices, instruments, deliverables or take any steps prior to Closing Date (as a condition precedent or otherwise), and any perfection or other requirements involving HHH Inc. shall be a condition subsequent to be completed after the Closing Date.

(d)	Legal opinions: Customary legal opinions from counsel to the Arrangers and where customary in the relevant jurisdiction, from counsel to the Obligors, substantially in the form distributed to the Arrangers on or prior to Signing Date.

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(e)	Due diligence: A copy of each of the following due diligence reports on a non-reliance basis (collectively, the Reports):

(i)	financial due diligence report dated 23 April 2019 prepared by PricewaterhouseCoopers;

(ii)	tax due diligence report dated 5 April 2019]prepared by PricewaterhouseCoopers;

(iii)	commercial due diligence report dated February 2019 prepared by McKinsey & Company;

(iv)	summary of offshore legal due diligence report dated 5 April 2019 prepared by Simpson Thacher & Bartlett LLP;

(v)	onshore legal due diligence report dated 22 April 2019 prepared by Global Law Office (环球律师事务所); and

(vi)	the tax structure memorandum prepared by PricewaterhouseCoopers dated 12 May 2019 incorporating transaction steps (Structure Memorandum),

provided that the Reports listed at paragraphs (i) to (v) above are delivered for information purposes only and provided further that this condition precedent will be satisfactory to the Agent if the Reports are provided in the draft form each dated on the date referred to in the definition of “Reports” (the Original Version) and the final forms are not materially different in respects that are materially adverse to the interest of the Finance Parties (taken as a whole) compared to such Original Version of such Report or are approved by the Arrangers (acting reasonably).

(f)	Acquisition Documents: A copy of each executed Acquisition Document provided that commercially sensitive items may be redacted and provided further that this condition precedent will be satisfactory to the Agent if the Acquisition Documents are provided in the form received and approved by the Arrangers prior to the Signing Date save for any amendments or waivers which are not materially adverse to the interests of the Finance Parties (taken as a whole) under the Finance Documents or any other changes or additions approved by the Arrangers (acting reasonably).

(g)	Closing certificate: a certificate from the Company confirming that:

(i)	each of the conditions to the Acquisition Documents have been satisfied or waived (other than payment of the purchase price under the Acquisition Documents or any other matter or condition which cannot be satisfied until Completion or following Completion or to the extent it is not reasonably likely to materially and adversely affect the interests of the Lenders or with the consent of the Agent (acting on the instruction of the Majority Lenders, such consent not to be unreasonably withheld or delayed), and Completion will occur promptly following the Utilisation Date and no other term of the Acquisition Documents (or any Acquisition Document itself) has been amended, varied, novated, supplemented, superseded, terminated, waived or repudiated other than as permitted (or not prohibited) by the Facility Agreement; and

(ii)	it has received, prior to the Utilisation Date:

(A)	the Minimum Equity Investment (as defined below), and the aggregate of the Minimum Equity Investment and the proceeds of the Initial Term Loans to be drawn on the Utilisation Date will be sufficient to pay the amount of Acquisition Consideration due on the Closing Date in accordance with the terms of the Acquisition Documents. For the purpose of this paragraph, Minimum Equity Investment shall in any event include:

(I)	the cash proceeds contributed by the Sponsors of not less than US$633,000,000 to be applied for payment of the Acquisition Consideration, and

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(II)	Rollover Equity Consideration (being the portion of the Acquisition Consideration that is agreed by the recipient thereof, whether pursuant to the Acquisition Documents or otherwise, to be reinvested in the Sponsor by way of subscription for certain Sponsor shares), and

(B)	the cash proceeds contributed by the Sponsors of not less than US$100,000,000 to be applied in the form of foreign debt through one or more Account Banks for expenditure or any other working capital and/or general corporate purposes in respect of Group Member after the Closing Date.

(h)	Base case model: A financial model (Base Case Model) in the form agreed by the Company and the Arrangers on or prior to the Signing Date (save for any amendments or waivers which are not materially adverse to the interests of the Finance Parties (taken as a whole) under the Finance Documents) or as amended or supplemented with the consent of the Arrangers (acting reasonably and such consent shall not be unreasonably withheld or delayed).

(i)	Group structure: Unless included in one of the Reports and specified by (or on behalf of) of the Company as being the group structure chart (the Group Structure Chart) for the purposes of this Schedule 1, a group structure chart showing the Group assuming the Closing Date has occurred (provided that such group structure chart shall not be required to be in form and substance satisfactory to the Agent and/or Arrangers).

(j)	Original financial statements: Copies of the combined management accounts of Chindex International, Inc. for the financial years ending on 31 December 2018 made available to the Company and copies of the audited annual consolidated financial statements of the Group for the financial year ending on 31 December 2018 provided that the financial statements shall not be required to be in form and substance satisfactory to the Agent and/or Arrangers (the Original Financial Statements).

(k)	Funds Flow: A copy of the funds flow statements (the Funds Flow Statement) provided that this condition precedent shall not be disclosed to any person other than the Arrangers and the Agent (not any other Finance Party), and it will be satisfactory to the Agent if it shows payments to and by the Company as contemplated in the Acquisition Documents and the Finance Documents and the payment of fees as contemplated in the Fee Letters and contains an up to date sources and uses table.

(l)	KYC: Copies of any information and evidence related to each of the Parent and the Company, as reasonably requested by any Lender no later than five business days prior to Signing Date required in order to comply with “know your client” / anti-money laundering requirements under applicable laws and any internal policy requirements.

(m)	Process agent: English service of process agent appointment.

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Schedule 2

Representations

Each Obligor will make the following representations in respect of itself (and, where consistent with the Documentation Principles, in respect of the relevant Group Member), and the Parent shall make the following representations marked with ❖ in respect of itself, subject to materiality, qualifications, baskets and other exceptions to be agreed, consistent with the Documentation Principles. All representations made on or prior to the Closing Date with respect to any member of the Target Group shall be qualified by the knowledge of the Company. The contents of the Reports are disclosed against and qualify the representations in this Schedule 2.

(a)	Status ❖

(b)	Binding obligations ❖

(c)	Non-conflict with other obligations ❖

(d)	Power and authority ❖

(e)	Authorisations ❖

(f)	Governing law and enforcement ❖

(g)	Insolvency ❖

(h)	No filing or stamp taxes

(i)	No default ❖

(j)	Information Package and Base Case Model

(i)	Save to the extent disclosed to the Arranger in writing on or prior to the Signing Date and to the Company’s Knowledge:

(A)	any material factual information (other than information of a general economic nature) relating to the Group supplied by the Group and contained in the Information Package (taken as a whole) (the Information) was true and accurate in all material respects as at the date of applicable Report, the Base Case Model and the Information Memorandum or, if earlier, the date the information is expressed to be to be given;

(B)	no Information was omitted from the Information Package where the omission results in the Information Package, taken as a whole, being misleading in any material respect in the context of the transaction as a whole; and

(C)	no event or circumstance has occurred since the date of the Information Memorandum or any Report (as the case may be) that results in the Information Package, taken as a whole, being untrue or inaccurate or misleading in any material respect in the context of the transaction as a whole;

(D)	all other written information provided by any Group Member to a Finance Party pursuant to any express provision of any Finance Document on or after the Signing Date is, taken as a whole, true, complete and accurate in all material respects and is, taken as a whole, not misleading in any respect (in each case) as at the date on which such information is provided, provided that the Company is not required to review or make any enquiry in relation to matters within the technical or professional expertise of the provisions of the relevant Reports.

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(ii)	Any financial projections or forecasts contained in the Base Case Model or the Information Memorandum were prepared on the basis of recent historical information and assumptions (or grounds for opinions) believed by the Company in good faith to be reasonable at the time of being prepared (it being understand that such financial projections or forecasts are subject to significant uncertainties and contingencies many of which may be beyond the control of the Group and that no assurances can be given that such financial projections or forecasts will be realised.

For the purpose of this paragraph:

Information Memorandum means the document (if any) in the form approved by the Company concerning the Company and the Target Group which, at the request of the Company and on its behalf was prepared in relation to this transaction, approved by the Company.

Information Package means the Information Memorandum, the Base Case Model and the Reports.

(k)	Accounts

To the Company’s Knowledge and save as otherwise disclosed to the Arranger or the Agent in writing:

(i)	the Annual Financial Statements most recently delivered pursuant to paragraph (a)(i) of Schedule 3 (Information Undertakings) were prepared on a basis consistent in all material respects with the applicable Accounting Principles and present a true and fair view of the consolidated financial position of the Group, as at the date to which they were prepared and for the Financial Year then ended;

(ii)	the Semi-Annual Financial Statements most recently delivered pursuant to paragraph (a)(i) of Schedule 3 (Information Undertakings):

(A)	were prepared on a basis consistent in all material respects with the applicable Accounting Principles; and

(B)	fairly present the consolidated financial position of the Group as at the date to which they were prepared and for the Relevant Period then ended,

in each case (a) save as set out therein or the notes thereto, (b) having regard to the fact they are management accounts prepared for management purposes and not subject to audit procedures and (c) subject to customary year-end adjustments; and

(iii)	the Original Financial Statements in the form provided to the Arranger are accurate in all material respects (save as referred to in the statements and notes thereto), and (if audited) present a true and fair view of the consolidated financial position of the Group or (if unaudited) fairly present the consolidated financial position of the Group, in each case, as at the date to which they were prepared.

(l)	Disputes

(m)	Compliance with law ❖

(n)	Environmental laws

(o)	Taxation

(p)	Security, Financial Indebtedness and guarantees ❖

(q)	Good title to assets

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(r)	Legal and beneficial ownership ❖

(s)	Shares ❖

(t)	Intellectual property

(u)	Group Structure Chart (*)

(v)	Pari passu ranking

(w)	Acquisition Documents

(x)	Holding Companies ❖

(y)	Ranking of security

(z)	Deduction of tax

(aa)	Sanctions and anti-money laundering and anti-corruption

(*) subject to knowledge qualification.

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Schedule 3

Information Undertakings

(a)	Accounts:

(i)	Annual Accounts: Commencing with the financial year ending on 31 December 2020, deliver annual audited consolidated financial statements of the Group (the Annual Financial Statements) no later than 120 days (or 180 days in case of the financial year ending on 31 December 2020) after each financial year end.

(ii)	Semi-Annual Accounts: Subject to paragraph (c) below, commencing with the first full financial half-year following the Closing Date, deliver semi-annual unaudited consolidated financial statements of the Group (the Semi-Annual Financial Statements) no later than 90 days (or 150 days in case of the first full financial half year ending after the Closing Date) after the end of each financial first half-year.

(iii)	Until the last day of the first full financial year following the Closing Date, the accounts in the form currently prepared by Chindex US may be supplied and such accounts may be unconsolidated or on a combined or aggregated, rather than consolidated basis.

(b)	Compliance certificates: deliver a compliance certificate with each set of Annual Accounts and Semi-Annual Accounts showing computations relating to compliance with financial covenants, and confirming that (so far as it is aware) no actual Event of Default is outstanding, commencing with the First Test Date.

(c)	Other reporting: Other customary reporting requirements including notice of defaults, notice of litigation or environmental claims reasonably likely to have a Material Adverse Effect, notice of any event triggering any mandatory prepayment under the Facility Agreement, copies of documents required by law to be sent to creditors generally, other information on the financial condition and performance of, the Group (other than any budget, projections, forward-looking information, forecast or opinion or any additional financial statements or any disclosure in the ordinary course of business), as reasonably requested by the Agent (acting on the instructions of the Majority Lenders), subject to any confidentiality, privilege, legal or regulatory restrictions on disclosure (including stock exchange or listing rules).

(d)	KYC: Information reasonably requested in order to comply with internal requirements for the purposes of complying with applicable “know your customer” laws and regulations introduced after the Signing Date.

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Schedule 4

Financial Covenants

(a)	Calculation: The financial covenants will be calculated in accordance with the agreed accounting principles and will be tested by reference to the most recent compliance certificate, accounts, and valuation reports delivered under the Facility Agreement.

(b)	Adjustments:

(i)	When calculating (or projecting) financial covenant compliance (and when calculating the Net Leverage Ratio where relevant in any provisions in the Facility Agreement), the Company:

(A)	shall include in determining EBITDA for any period (including the portion thereof occurring prior to the relevant acquisition) the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) for the period of any person, property, business or material fixed asset acquired by any Group Member during such period (each such person, property, business or asset acquired and not subsequently disposed of, an Acquired Entity or Business);

(B)	shall exclude in determining EBITDA for any period the earnings before interest, tax depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) of any person, property, business or material fixed asset sold, transferred or otherwise disposed of by any Group Member during such period (including the portion thereof occurring prior to such sale, transfer or disposition) (each such person, property, business or asset so sold or disposed of, a Sold Entity or Business);

(C)	may include in determining EBITDA the Pro Forma Adjustment in respect of any Acquired Entity or Business, Sold Entity or Business and any restructuring, reorganisation, cost-savings or other similar initiative (a Group Initiative) committed to be undertaken during such period (without double counting); and

(D)	may exclude any non-recurring costs and other expenses arising directly or indirectly as a consequence of acquiring an Acquired Entity or Business, disposing a Sold Entity and Business, or a Group Initiative, and so that no amount shall be included (or excluded) more than once.

(ii)	Pro Forma Adjustment means for any Relevant Period that includes the date on which an acquisition, entry into a joint venture, disposal or Group Initiative occurred or was implemented (without double counting), the pro forma increase in EBITDA projected by the Company after taking into account the effect of all reasonably identifiable and factually supportable cost-savings and synergies (without duplication with any cost-savings and synergies actually achieved) which the Company (acting reasonably and as certified in writing by a senior officer of the Group) believes can be obtained as a result of such acquisition, entry into a joint venture, disposal or Group Initiative in the 18 month period after that acquisition, entry or disposal or Group Initiative occurred or was implemented (and where cost savings and synergies will be obtained during such period it may be assumed that such cost-savings and synergies will be obtained during the entire such period at the full rate the Company reasonably believes can be achieved at any time during that period) provided that where such projected cost-savings or synergies exceed 15% of EBITDA (as adjusted for the acquisition, entry into a joint venture, disposal or Group Initiative) for such Relevant Period they must be supported by reporting or commentary by one of the “big four” accountants.

(c)	Total Net Debt: To the extent the Net Leverage Ratio or any other financial definition used in the financial covenants is used as the basis (in whole or part) for permitting any transaction or making any determination under the Facility Agreement (including on a pro-forma basis) at any time after a Test Date, Total Net Debt shall be reduced to take into account any repayment of Financial Indebtedness made on or before the relevant date and shall be increased to take into account any incurrence or assumption of Financial Indebtedness made on or before the relevant date.

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(d)	Financial Definitions: The following financial definitions will be included in the Facility Agreement. Financial definitions used (but not defined in this Schedule 4) shall be determined in accordance with the Documentation Principles).

Acceptable Funding Sources means without double counting, the aggregate of amounts constituting:

(i)	Permitted Sponsor Amounts;

(ii)	New Shareholder Injections;

(iii)	any Retained Excess Cashflow;

(iv)	any Retained Net Proceeds;

(v)	De Minimis Proceeds;

(vi)	amounts constituting Completion Opening Cash;

(vii)	investment grants (including subsidies) and landlord incentives received by members of the Group;

(viii)	any prepayments waived by the Lenders to the extent stated how the waived amount is to be used in the relevant waiver request made by the Company to the Lenders (and only in relation to such use set out therein); and

(ix)	amounts which are funded from any Permitted Financial Indebtedness incurred from a person that is not a Group Member,

in each case, which have not been and which are not required to be applied in prepayment of the Facility and to the extent not otherwise already allocated or utilised for a purpose not restricted under the Finance Documents.

Accounting Principles means, in respect of:

(i)	a Group Member incorporated in a jurisdiction which has generally accepted accounting principles, standards and practices, the generally accepted accounting principles, standards and practices in that jurisdiction or IFRS; or

(ii)	the consolidated Group or a Group Member incorporated in a jurisdiction which does not have generally accepted accounting principles, standards and practices, IFRS.

Borrowings means, at any time, the aggregate outstanding principal, capital or nominal amount of any Financial Indebtedness of Group Members excluding (a) indebtedness owed by one Group Member to another Group Member, (b) all pension related liabilities, (c) Financial Indebtedness under paragraph (f) of the definition thereof or under paragraph (l) thereof (to the extent relating to Financial Indebtedness under paragraph (f) thereof), and (d) Financial Indebtedness which constitutes Parent Liabilities.

Capital Expenditure means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles, is treated as capital expenditure (including the capital element of any expenditure or obligation incurred in connection with Capitalised Lease Obligations) but excluding any non-cash expenditure and only taking into account the actual cash payment made where assets are replaced and part of the purchase price is paid by way of part exchange.

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Capitalised Lease Obligations means, with respect to any person, any rental obligation (including any hire purchase payment obligation) which, under the Accounting Principles, would be required to be treated as a Finance Lease or otherwise capitalised in the audited financial statements of that person, but only to the extent of that treatment and excluding, for the avoidance of doubt, any cash expenditure arising from an operating lease or lease which, in accordance with the Accounting Principles, is treated as an operating lease.

Cash means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a Group Member with an approved bank and to which a Group Member is alone (or together with other Group Members) beneficially entitled and for so long as:

(a)	that cash is repayable within 30 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other Financial Indebtedness of any Group Member or of any other person whatsoever or on the satisfaction of any other condition outside the control of the Group Members;

(c)	there is no Security over that cash except for certain permitted security to be defined in the Facility Agreement; and

(d)	that cash is denominated in US dollars, RMB, HKD or other freely transferable and freely convertible currency and (except as mentioned in paragraphs (a) and/or (c) above) immediately available to the applicable Group Member (or, in the case of any term deposit, available at the expiry of the applicable term of such deposit or at any time subject to any loss of interest upon breaking the applicable term of such deposit), and shall include cash in tills and cash in transit.

Cash Equivalent Investments means at any time:

(a)	(i) certificates of deposit or time deposits (in each case) maturing within one year, or (ii) structured deposits or investments maturing within six months, (in each case) after the relevant date of calculation and issued by (A) any national commercial bank in the PRC; or (B) an approved bank;

(b)	any investment in marketable debt obligations maturing within one year after the relevant date of calculation which is not convertible or exchangeable to any other security, issued or guaranteed by a government, governmental agency or multilateral intergovernmental organisation which is rated at least A-1 by S&P Global Ratings, F1 by Fitch Ratings Ltd. or P-1 by Moody's Investors Service Limited;

(c)	any investment in debt securities maturing within one year after the relevant date of calculation which is not convertible into any other security and is rated either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody's Investors Service Limited (or, if no rating is available in respect of such debt securities, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating);

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	which matures within one year after the relevant date of calculation; and

(iii)	which has a credit rating of either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of such commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

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(e)	investments accessible within three months in money market funds which:

(i)	have a credit rating of either A-1 or higher by S&P Global Ratings, F-1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody's Investors Service Limited; and

(ii)	invest substantially all of their assets in securities or investments of the types described in paragraphs (a) to (d) above;

(f)	time deposit accounts, certificates of deposit and money market deposits (which mature within one year after the relevant date of calculation) with:

(i)	any approved bank; or

(ii)	any other bank or trust company organised under the laws of the PRC whose long-term debt is rated as high as or higher than any of those entities referred to in paragraph (f)(i) above; or

(g)	any other debt security approved by the Agent (acting on the instructions of the Majority Lenders, with each Lender acting reasonably),

in each case, denominated in US dollars, RMB, HKD or other freely transferable and freely convertible currencies and which any Group Member is alone (or together with other Group Members) beneficially entitled at that time and which is not issued or guaranteed by any Group Member or subject to any Security (other than certain exceptions to be agreed in the Facility Agreement).

Cashflow means, in respect of any Relevant Period, EBITDA for that Relevant Period without any double counting:

(i)	plus (to the extent not included in EBITDA) the amount of any rebate, credit or indemnity payment in respect of any Tax actually received in cash by any Group Member during that Relevant Period and minus all amounts of Tax actually paid by any Group Member during that Relevant Period;

(ii)	plus (to the extent not included in EBITDA) the amount of any dividends or other profit distributions or loan repayments received in cash by any Group Member during that Relevant Period from any Non-Group Entity and minus (to the extent not already deducted in determining EBITDA) the amount of any dividends or other profit distributions or loan repayments paid in cash during that Relevant Period by Group Members (other than the Company) to non-controlling interests in Group Members;

(iii)	minus all Capital Expenditure and any Permitted Acquisitions actually funded by Group Members during that Relevant Period;

(iv)	plus any decrease and minus any increase of Working Capital between the beginning and end of that Relevant Period;

(v)	minus all non-cash credits and release of provisions and plus all non-cash debits and other non-cash charges and provisions (in each case) included in establishing EBITDA for that Relevant Period;

(vi)	plus any Exceptional Items received by any Group Member in cash during that Relevant Period and minus any Exceptional Items which are paid by any Group Member in cash during that Relevant Period (in each case) to the extent not already taken into account in calculating EBITDA for that Relevant Period;

(vii)	plus all cash receipts received by and minus all payments in cash made by any Group Member during that Relevant Period in relation to any pensions or post- employment benefit scheme to the extent that those cash receipts or cash payments are not already taken into account in calculating EBITDA for that Relevant Period;

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(viii)	plus the proceeds of business interruption insurance received in cash by the Group during that Relevant Period to the extent that those proceeds are not already taken into account in calculating EBITDA for that Relevant Period;

(ix)	minus any Permitted Payments made by a Group Member (other than those paid to a Group Member) and any fees paid by any Group Member to the Agent, the Security Agent or any agent or security agent in respect of any Financial Indebtedness (owing to a person that is not a Group Member) during that Relevant Period;

(x)	minus any pre-operating expenses, start-up losses for new entities or operations and losses related to discontinued operations paid in cash by any Group Member and any restructuring charges related to employee terminations, closings of facilities and relocations of plant, property and equipment, hospital facilities and clinics paid in cash by any Group Member, in each case during that Relevant Period;

(xi)	minus all payments in cash by any Group Member during that Relevant Period of Interest Payable plus all payments in cash received by a Group Member during that Relevant Period of Interest Income, in each case which is not taken into account in Net Cash Interest Costs;

(xii)	excluding (to the extent otherwise included in the calculation of EBITDA or in any other paragraph of this definition) the effect of all cash movements associated with the Acquisition, any transactions expressly contemplated in the Structure Memorandum, or any Transaction Costs;

(xiii)	minus (to the extent added back or not deducted in the calculation of EBITDA) any fees, expenses or charges of a non-recurring nature paid in cash by a Group Member in relation to (whether or not successful) any equity or debt securities offering, investment, acquisition, disposal or indebtedness;

(xiv)	plus the amount of any cash receipts by Group Members, and minus the amount of any cash payments by Group Members, under Treasury Transactions during that Relevant Period (including any one off cash payment, premia, fees, costs and expenses in connection with the purchase of any Treasury Transaction), in each case to the extent not taken into account in the calculation of EBITDA or pursuant to paragraph (xi);

(xv)	adding (to the extent deducted in computing EBITDA) the amount of any non-cash loss or deducting (to the extent included in computing EBITDA) the amount of any non-cash gain, under hedging transactions incurred by the Group during that period; and

(xvi)	minus all payments of fees, costs or charges related to or incurred in connection with an employee or management equity plan, incentive scheme or similar arrangement or any compensation payments to management, save, at the election of the Company, to the extent an amount that would otherwise be deducted under any of the preceding paragraphs is certified in the relevant Compliance Certificates as having been funded or reimbursed from Acceptable Funding Sources.

Completion Opening Cash means the aggregate Cash and Cash Equivalent Investments held by members of the Group immediately after completion of the Acquisition occurs.

Current Assets means the aggregate (on a consolidated basis) gross value of inventory, trade and other receivables of each Group Member including sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within 12 months from the date of computation and including lease prepayments but excluding amounts in respect of:

37	Project Unicorn - Term Sheet (SPDB)

(i)	receivables in relation to rebates for tax on profits;

(ii)	Insurance Claims;

(iii)	Exceptional Items and other non-operating items; and

(iv)	any accrued Interest owing to any Group Member.

Current Liabilities means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals, provisions, prepayments, unearned revenues and sundry creditors) of each Group Member falling due within 12 months from the date of computation but excluding amounts in respect of:

(i)	liabilities for Financial Indebtedness (including the costs of raising that Financial Indebtedness) and Interest Payable;

(ii)	liabilities for tax on profits;

(iii)	liabilities for Capital Expenditure; and

(iv)	Exceptional Items and other non-operating items.

De Minimis Proceeds means amounts which are excluded from the Group’s obligation to mandatorily prepay the Facility out of or by reference to Proceeds and which are permitted to be received and retained by the Group, in each case, due to the de minimis thresholds set out in the Facility Agreement.

Debt Service means, in respect of any Relevant Period, the aggregate of:

(i)	Net Cash Interest Costs for that Relevant Period;

(ii)	the aggregate of all scheduled payments of principal of any Borrowings of Group Members that actually fell due during that Relevant Period but:

(A)	excluding any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing (or available for redrawing subject to any clean down or similar obligation) according to the terms of that facility but for any voluntary cancellation;

(B)	excluding any such payments owing by a Group Member to another Group Member; and

(C)	excluding any voluntary or mandatory prepayment of those Borrowings,

and taking into account any reduction in those scheduled payments resulting from any voluntary or mandatory prepayment; and

(iii)	the amount of the capital element of any payments in respect of that Relevant Period payable by any Group Member under any Capitalised Lease Obligations,

but, in each case, excluding (A) any repayment or prepayment (including by way of acquisition) of any Financial Indebtedness as part of or in connection with (1) any Permitted Acquisition, where such Financial Indebtedness constitutes Financial Indebtedness of any person (that is not a Group Member prior to such Permitted Acquisition but becomes a Group Member upon or following such Permitted Acquisition) or (2) any refinancing of any Borrowings and (B) any amount that would (but for this part (B)) be included in any of paragraphs (i) to (iii) above to the extent attributable to (1) any person that becomes a Group Member during that Relevant Period pursuant to a Permitted Acquisition and (2) that part of that Relevant Period falling prior to the date when such person became a Group Member.

38	Project Unicorn - Term Sheet (SPDB)

EBITDA means, for any Relevant Period, the consolidated operating profit of the Group for that Relevant Period without double counting:

(i)	before deducting Interest Payable (for the purpose of this deduction only, including capitalised Interest and amortisation of arrangement, underwriting and participation fees and similar issue costs, agency fees, repayment and prepayment premiums, and fees or costs);

(ii)	before deducting any amount of tax paid, payable or accruing for payment by any Group Member during that Relevant Period;

(iii)	after adding back (to the extent otherwise deducted) any amount attributable to amortisation or impairment of intangible assets (including amortisation, impairment or write-down of any goodwill, intangible asset or equity investment arising on the Acquisition, any Permitted Acquisition or any permitted Joint Venture investment and of any Transaction Costs) and depreciation or impairment of tangible assets;

(iv)	after adding back (to the extent otherwise deducted) any non-cash provision, charge, cost or expense in each case related to (i) any stock option incentive or management equity plan or (ii) any share, equity, phantom equity, warrant or option-based compensation of officers, directors or employees of Group Members accrued during that Relevant Period;

(v)	excluding (to the extent included) Interest Income;

(vi)	excluding any Exceptional Items;

(vii)	after adding back the amount of (to the extent otherwise deducted) profit (or deducting the loss (to the extent otherwise not deducted)) of any Group Member (for such Relevant Period) which is attributable to any non-wholly owned interests in any subsidiary of the Company;

(viii)	after deducting the amount of profit of any Non-Group Entity to the extent that the amount of such profit which is included in the financial statements of the Group exceeds the amount received or receivable in cash by Group Members through distributions by that Non-Group Entity (including any return from a joint venture (including by way of redemption of interest, repayment of, or payment of interest on, a loan, dividend or distribution and return of assets transferred) or similar return from any other Non-Group Entity) and after adding back, to the extent not already included in EBITDA, the amount received or receivable in cash by Group Members through distributions by Non-Group Entities (including any return from a joint venture (including by way of redemption of interest, repayment of, or payment of interest on, a loan, dividend or distribution and return of assets transferred) or similar return from other Non-Group Entity) during such Relevant Period to the extent it exceeds the amount of profit of such Non- Group Entities which is included in the financial statements of the Group;

(ix)	after adding back (to the extent otherwise deducted) any loss, or after deducting (to the extent otherwise included) any gain, constituted by any mark-to-market or similar valuation adjustment implemented as a result of equity accounting with respect to any interest of any Group Member in any Non-Group Entity;

(x)	before taking into account any realised or unrealised gains or losses on any derivative instrument (without, in each case, double counting with reference to the definition of Net Cash Interest Costs);

(xi)	before taking into account any income or charge (including any deemed finance charge) attributable to a pension or post-employment benefit scheme other than the current service costs attributable to that scheme;

39	Project Unicorn - Term Sheet (SPDB)

(xii)	after adding back (to the extent otherwise deducted) Transaction Costs and any fee, commission, cost, charge or expense in each case related to any actual or attempted equity or debt offering or financing, investment (including any Joint Venture Investment), acquisition (including any Permitted Acquisition and any permitted Joint Venture Investment), disposal or incurrence of permitted Financial Indebtedness (whether or not, in each case, consummated);

(xiii)	before taking into account and without any double counting any gains or losses arising on:

(A)	disposals or write downs of non-current assets; or

(B)	litigation settlements;

(xiv)	before taking into account the amount of any loss and gain against book value arising on (i) a disposal (other than in the ordinary course of trading) or (ii) revaluation, of any asset during that Relevant Period;

(xv)	after adding back (to the extend otherwise deducted) any permitted payments and any other fees permitted to be paid to the Investors, the Agent, the Security Agent or any agent or security agent in respect of any Financial Indebtedness during that Relevant Period;

(xvi)	before taking into account any pre-operating expenses, start-up losses, relocation costs for new entities, hospitals, clinics or operations and losses related to discontinued operations and any restructuring charges and costs related to employee terminations, closings of facilities and relocations of plant, property and equipment, hospital facilities and clinics;

(xvii)	after deducting (to the extent otherwise included) any other non-cash gain, and after adding back (to the extent otherwise deducted) any other non-cash expense provided that, to the extent that any non-cash expense is added back in the calculation of EBITDA for any Relevant Period and such expense becomes a cash expense of a Group Member or otherwise becomes payable in cash by a Group Member in any subsequent Relevant Period, such expense shall be deducted in the calculation of EBITDA for such subsequent Relevant Period;

(xviii)	after adding back (to the extent otherwise deducted) any expense in relation to amounts paid by any Group Member in respect of the purchase of shares (or rights in respect of shares) in Group Members from directors, officers or employees of the Group upon termination of the employment of such employees with the Group;

(xix)	after adding (to the extent otherwise deducted) any amounts that are paid or accrue in favour of any Group Member during that Relevant Period under business interruption insurance in respect of lost earnings (or its equivalent);

(xx)	before taking into account any exchange rate gains or losses arising due to the retranslation of balance sheet items;

(xxi)	excluding any gains or losses in connection with any debt purchase transactions pursuant to the terms of the Facility Agreement;

(xxii)	after adding back (to the extent otherwise deducted) any fees, costs or charges related to or incurred in connection with an employee or management equity plan, incentive scheme or similar arrangement or any compensation payments to management; and

(xxiii)	after adding back the amount of any rental income during the Relevant Period.

40	Project Unicorn - Term Sheet (SPDB)

Exceptional Items means any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including those arising on:

(i)	the restructuring of the activities of an entity and costs (including for the avoidance of doubt, all costs and expenses relating to rationalization, re-branding, start-up, relocation, redundancy, compliance costs and expenses, closure and make-good costs, asset relocation costs not capitalised, consultants' and recruitment fees, legal fees, compensation to departing management and head-count reduction, and asset write-downs and temporary costs associated with transactional services and costs of new personnel or other adjustments for sold businesses and creation or reversal of any related provisions) and reversals of any provision for the cost of restructuring;

(ii)	the opening of new clinics, the relocation of existing hospital facilities and clinics and related start-up costs, relocation costs (including in relation to the hospitals, clinics and related property, plant and equipment), closure and make-good costs and any temporary and/or one-off costs associated with the opening and/or the relocation of hospital facilities and clinics;

(iii)	disposals (including any gain or loss over or against book value arising in favour of or incurred by a Group Member), revaluations or impairment of non-current assets;

(iv)	disposals of assets associated with discontinued operations;

(v)	initial integration costs following the consummation of the Acquisition (including, but not limited to audit costs for the first Financial Year following the Closing Date, costs for establishing customer relationship management system and information system at the Group and recruiting costs for the Group); and/or

(vi)	actual or preparatory costs incurred in connection with any investment, acquisition, disposal, debt or equity financing, litigation, claims, investigations or settlements (and in each case whether or not successful).

Excess Cashflow means, in respect of any Financial Year (the Excess Cashflow Financial Year), Cashflow for that Excess Cashflow Financial Year:

(i)	less Debt Service for the Excess Cashflow Financial Year;

(ii)	less the aggregate amount of mandatory prepayments of Financial Indebtedness by Group Members during the Excess Cashflow Financial Year, but, in the case of any mandatory prepayment of any Loan(s), (a) excluding any mandatory prepayment of any of the Facility Loan on account of Excess Cashflow; (b) including in the deduction any other mandatory prepayment of any of the Facility Loan as a result of disposal, claims or recoveries only to the extent that the proceeds (as the case may be) giving rise to such mandatory prepayment were included within Cashflow for the Excess Cashflow Financial Year and (c) including in the deduction all repayments made as a result of illegality, market disruption or a Lender requesting a tax gross-up or tax indemnity or indemnity for increased costs and ignoring any exclusions from the definition of Interest;

(iii)	less any amount forming part of Cashflow for the Excess Cashflow Financial Year which is or represents an Acceptable Funding Source;

(iv)	less any cure amount applied to EBITDA or Cashflow pursuant to cure provisions in the Facility Agreement;

(v)	less (to the extent included in Cashflow) amounts claimed but not received under business interruption or similar insurance during the Excess Cashflow Financial Year;

(vi)	less (to the extent not otherwise deducted in Cashflow) any permitted payments (in favour of persons that are not Group Members) during the Excess Cashflow Financial Year;

41	Project Unicorn - Term Sheet (SPDB)

(vii)	less all Transaction Costs paid by Group Members during the Excess Cashflow Financial Year to the extent disregarded in the calculation of Cashflow for the Excess Cashflow Financial Year (except those funded in accordance with the Funds Flow Statement from the Minimum Equity Investment and/or a Loan);

(viii)	less (unless already deducted in Cashflow) the amount of any tax the liability for which was booked and incurred in the Excess Cashflow Financial Year but where payment of such Tax is not due and paid until after the expiry of the Excess Cashflow Financial Year and plus the amount of any payment made in respect of such Tax which was booked and incurred and deducted pursuant to this paragraph (h) in the previous Excess Cashflow Financial Year but not actually so paid in the current Excess Cashflow Financial Year;

(ix)	less (unless already deducted in Cashflow) all amounts in respect of annual employee bonuses accrued in the Excess Cashflow Financial Year but where payment of the same is due and paid after the expiry of the Excess Cashflow Financial Year and plus the amount of any payment made in respect of such employee bonuses which was deducted pursuant to this paragraph (i) in the previous Excess Cashflow Financial Year but not actually made in the current Excess Cashflow Financial Year);

(x)	less (to the extent not already deducted in Cashflow for such Excess Cashflow Financial Year) the aggregate amount (if any) paid in cash by Group Members in that Excess Cashflow Financial Year in respect of Capital Expenditure, any Permitted Acquisitions and permitted Joint Venture Investments, in each case funded or reimbursed from Acceptable Funding Sources to the extent that such amount, if it had not been funded (or reimbursed, as the case may be) from Acceptable Funding Sources could have been spent by the Group in that Excess Cashflow Financial Year without breaching any of the provisions of this Agreement;

(xi)	plus any amounts claimed by Group Members in respect of a previous Financial Year from business interruption insurance (or its equivalent) but not received in cash by Group Members by the date of determination of Excess Cashflow for that previous Financial Year (and is hence not included in the calculation of Excess Cashflow for that previous Financial Year) which are received in cash in the Excess Cashflow Financial Year (to the extent not already included in the Cashflow for the Excess Cashflow Financial Year);

(xii)	less any payments accruing during that Excess Cashflow Financial Year in connection with stock-based awards, partnership interest-based awards, awards of profits interests, deferred compensation awards; and

(xiii)	less, without duplication of amounts deducted from Excess Cashflow in prior periods, any planned cash expenditures (the Planned Expenditures), in each case relating to acquisitions, investments (including joint ventures) or capital expenditures to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments expected to be made, in each case during the period of four consecutive financial quarters following the end of such period; provided that to the extent the aggregate amount of cash actually utilised to finance such acquisition, investment, capital expenditures, restructuring cash expenses, pension payments or tax contingency payments during such period of four consecutive financial quarters is less than the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cashflow at the end of such period of four consecutive financial quarters.

Financial Indebtedness means at any time any indebtedness for or in respect of (without double counting):

(i)	moneys borrowed and debit balances at banks or other financial institutions;

(ii)	any acceptance under any acceptance credit facility (or dematerialised equivalent);

42	Project Unicorn - Term Sheet (SPDB)

(iii)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (but, in each case, excluding Trade Instruments);

(iv)	any Capitalised Lease Obligations;

(v)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse (as regards the ability of the debtor of the relevant receivables to pay) basis or, if sold on a recourse basis, to the extent of such recourse only);

(vi)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that due amount) as at that time shall be taken into account);

(vii)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (but, in each case, excluding Trade Instruments) in respect of an underlying liability of an entity which is not a Group Member which liability would fall within one of the other paragraphs of this definition;

(viii)	the acquisition cost of any asset where the deferred payment (including deferred consideration) is arranged primarily as a method of raising finance and is treated as a borrowing in accordance with the Accounting Principles and/or in circumstances where the due date for payment is more than 120 days after the expiry of the period customarily allowed by the relevant supplier (save where such payment deferral results from non or delayed satisfaction of contract terms by the supplier or from contract terms establishing payment schedules tied to total or partial contract completion and/or to the results of operational testing procedures);

(ix)	the sale price of any asset to the extent paid by the person liable before the time of sale or delivery where such advance payment is arranged primarily as a method of raising finance and is treated as a borrowing in accordance with the Accounting Principles;

(x)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing and required to be classified as a borrowing under the Accounting Principles;

(xi)	shares which are expressed to be redeemable (otherwise than solely at the option of the issuer thereof) prior to the date falling six months after the Maturity Date; and

(xii)	without double counting, the amount of any liability in respect of any guarantee for any of the items referred to (and subject to the limitations set out) in paragraphs (i) to (xi) above.

Financial Year means the annual accounting period of the Group ending on or about 31 December in each year.

Interest means interest and amounts in the nature of interest paid or payable in respect of any Borrowings including:

(i)	the interest element of Capitalised Lease Obligations;

(ii)	discount and acceptance fees payable (or deducted) in respect of any Borrowings;

(iii)	fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Borrowings and is issued by a third party on behalf of a Group Member; and

(iv)	commitment, utilisation and non-utilisation fees payable or incurred in respect of Borrowings,

43	Project Unicorn - Term Sheet (SPDB)

but excluding all arrangement, underwriting and participation fees and similar issue costs, agency fees, premia, fees and costs payable on repayment or prepayment of Borrowings, Acquisition costs, Transaction Costs, costs relating to any Permitted Acquisition and any amortisation of any such fees, costs or premia, any fronting arrangements, any capitalised interest or other non-cash return, any withholding tax on interest received or paid, any amounts that are payable in respect of any Borrowings that are repaid (including by way of acquisition) as part of the Acquisition or any other Permitted Acquisition (relating to any future acquisition target that is not a Group Member prior to such Permitted Acquisition but that becomes a Group Member or becomes owned by a Group Member pursuant to such Permitted Acquisition), any realised or unrealised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis) and any interest cost or expected return on plan assets in relation to any pension or post-employment benefit scheme.

Interest Income means, for a period, the amount of Interest accrued (whether or not received) due to Group Members during that period and any interest payable to a Group Member during that Relevant Period, including any interest on any Cash or Cash Equivalent Investments (in each case on a consolidated basis).

Interest Payable means, for a period, the aggregate of Interest, commission and other recurrent financial expenses accrued (whether or not paid or capitalised) in respect of any Borrowings of any Group Member during that period but excluding any Interest which is capitalised, pay-in-kind or rolled-up or otherwise not currently payable in cash, the amount of any discount amortised, any other non-cash Interest charges during that Relevant Period and calculated on the basis that:

(v)	the amount of Interest accrued will be increased by an amount equal to any amount payable by Group Members under interest rate hedging agreements in relation to that period, but for the avoidance of doubt does not include any unrealised gains or losses;

(vi)	the amount of Interest accrued will be reduced by an amount equal to any amount payable to Group Members under interest rate hedging agreements in relation to that period, but for the avoidance of doubt does not include any unrealised gains or losses.

Net Cash Interest Costs means, for any period, the Interest Payable for that period after deducting any Interest Income for that period.

New Equity means the cash proceeds of fully paid ordinary or non-redeemable preference shares in the Company or fully paid redeemable shares in the Company with a redemption date at least six Months after the Termination Date, which are issued to the Parent for cash whether prior to, on or after the Closing Date (but excluding the Minimum Equity Investment received by the Company from the Parent on or prior to the Closing Date).

New Parent Liabilities means Parent Liabilities arising after the Closing Date.

New Shareholder Injections means the aggregate amount of New Equity and/or New Parent Liabilities.

Non-Group Entity means any investment or entity (which is not itself a Group Member (including associates and Joint Ventures)) in which any Group Member has an ownership interest.

Parent Liabilities means all present and future liabilities and obligations, whether actual or contingent and whether incurred solely or jointly, of the Company to the Parent.

Permitted Sponsor Amounts means, at any time, any amounts that the Group may, at that time, pay to one or more of the Sponsors in accordance with the terms of the Facility Agreement (to the extent not actually paid to the Sponsors and not otherwise utilised for any other purpose under the Facility Agreement).

Relevant Period means each period of 12 months ending on a Test Date (falling on or before the Maturity Date) starting with the First Test Date.

44	Project Unicorn - Term Sheet (SPDB)

Retained Excess Cashflow means any amount of Excess Cashflow which is not required to be applied in prepayment of the Facility (including any amount deducted) in accordance with the mandatory prepayment provisions in this term sheet.

Retained Net Proceeds means proceeds of disposals, claims, or recoveries which is not (or are not) required to be applied in prepayment of the Facility or are elected to be applied in reinvestment in the business, in each case, pursuant to the terms set forth under the heading Mandatory Prepayments in this term sheet.

Test Date means the First Test Date and a date falling on 30 June and 31 December in each year thereafter.

Total Net Debt means, at any time, the aggregate amount of all obligations of Group Members for or in respect of Borrowings at that time (without double counting) but deducting (a) the aggregate amount of Cash and Cash Equivalent Investments held by any Group Member at such time; and (b) the amount of cash collateral securing or supporting Borrowings at that time.

Transaction Costs means the Acquisition Costs and costs, fees, commissions and expenses payable in connection with any Permitted Acquisition, permitted disposal, permitted share issue or permitted transaction.

Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Working Capital means, on any date, Current Assets less Current Liabilities.

45	Project Unicorn - Term Sheet (SPDB)

Schedule 5
Undertakings

Each Obligor shall (and shall, where indicated, procure the relevant Group Members will) comply with the following undertakings and the Parent shall comply with the undertakings marked with * below, subject to materiality, qualifications, baskets and other customary exceptions to be agreed.

(a)	Authorisations*: Obtain and maintain authorisations required (i) to execute and perform the Finance Documents, (ii) subject to legal reservations and perfection requirements to ensure the Finance Documents are legal, valid, binding and enforceable and (iii) to own property and carry on business, in each case, where failure to do so would have a Material Adverse Effect.

(b)	Compliance with laws: Comply with laws to which it (and each Group Member) is subject where failure to do so would have Material Adverse Effect.

(c)	Taxes: Pay taxes where failure to do so would have a Material Adverse Effect.

(d)	Mergers: Restriction on mergers except as part of permitted acquisitions, disposals or reorganisations.

(e)	Change of business: No material change to the general business of the Group taken as a whole, provided that there shall be no future development, establishment or acquisition of new hospitals by any Group Member (unless such development, establishment or acquisition of new hospitals is permitted to the extent funded from paragraphs (i) and (ii) of the definition of Acceptable Funding Sources).

(f)	Acquisitions: Restrictions on acquisitions other than, amongst others, any acquisition by a Group Member of at least a majority stake in an acquired entity which is not located or organized within a sanctioned country in violation of application sanctions (a Permitted Acquisition) where (i) no non-payment, insolvency, insolvency proceeding or creditors’ process Event of Default is continuing or would occur as a result of completion of such acquisition (which is determined on the date of any Group Member’s entry into a legally binding commitment to make such acquisition), (ii) after giving pro forma effect to such acquisition (taking into account any cost savings and synergies (calculated on the same basis as Adjusted EBITDA)) and as if the consideration for such acquisition had been paid and the Financial Indebtedness incurred or to be incurred in connection with such acquisition had been fully utilized and applied towards such acquisition at the last day of that most recent Relevant Period, the Group is in compliance with the Net Leverage Ratio required for the most recently ended testing period for which accounts are required to have been delivered, (iii) the principal business of the acquired entity falls within the general nature of the business of the Group or the acquired entity is in a line of business that is similar, complementary, compatible or related to the Group’s core business or is reasonably related, synergistic, incidental or ancillary to, the core business, (iv) any debt incurred to finance such acquisition is permitted financial indebtedness under the Facility Agreement, and (v) if the total cash consideration payable is greater than US$10million (or its equivalent), any due diligence reports (to the extent prepared) are provided to the Finance Parties on a non-reliance basis, provided that no Group Member shall acquire any additional hospitals (unless such acquisition is funded from paragraphs (i) and (ii) of the definition of Acceptable Funding Sources), provided further that the considerations paid by the Group Members for any Permitted Acquisition to or in respect of a HHH Group Member shall be subject to the General Basket and other restrictions provided in paragraph (z) (General Restrictions).

(g)	Joint Ventures: Restrictions on joint ventures. Permitted joint ventures to include any joint venture where:

(i)	a Group Member is already a member of or party to the Joint Venture provided that subject to paragraph (iii) below any further investment in such Joint Venture after the Utilisation Date is contractually committed by the Group as at the Utilisation Date and to the extent disclosed to the Arrangers on or prior to the Utilisation Date;

46	Project Unicorn - Term Sheet (SPDB)

(ii)	such investment in any Joint Venture was made by any person which becomes a Group Member in accordance with the terms of the Facility Agreement, after the Utilisation Date and subject to paragraph (iii) below, any further investment is committed on or prior to the date on which such person becomes a Group Member; or

(iii)	where, after giving pro forma effect to:

(A)	amounts subscribed for shares in or invested in (net of all redemptions) or lent to (net of any repayment) all such Joint Ventures by any Group Member;

(B)	the contingent liabilities of any Group Member under any guarantee given in respect of the liabilities of any such Joint Venture; and

(C)	the market value of any assets transferred by any Group Member to any such Joint Venture (not being sales or purchases for cash made between a Group Member and any such Joint Venture in the ordinary course of trade and on arm’s lengths terms),

(the Joint Venture Investment), the Group is in compliance with the Net Leverage Ratio for the most recently ended testing period for which accounts are required to have been delivered,

provided that (x) no non-payment, insolvency, insolvency proceeding or creditors’ process Event of Default is continuing or would occur as a result of completion of a Joint Venture Investment (which is determined on the date of any Group Member’s entry into a legally binding commitment to make such Joint Venture Investment), (y) the aggregate amount of Joint Venture shall be subject to the General Basket and other restrictions provided in paragraph (z) (General Restrictions) and (y) the joint venture is not in any sanctioned jurisdiction and its principal business falls within the general nature of the business of the Group or the joint venture is in a line of business that is similar, complementary, compatible or related to the Group’s core business or is reasonably related, synergistic, incidental or ancillary to, the core business, provided further that no Group Member shall make any Joint Venture Investment into any hospitals (unless such investment is funded from paragraphs (i) and (ii) of the definition of Acceptable Funding Sources).

For the avoidance of doubt, any reference in paragraph (iii) above to a Joint Venture Investment shall be a reference to that Joint Venture Investment as renewed, extended or otherwise replaced from time to time (provided that any increase in the amount of that investment must otherwise be permitted under paragraph (iii)).

For the purpose of this paragraph, Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

(h)	Preservation of assets: Shall maintain in good working order all assets necessary for conduct of business, where failure to do so would have a Material Adverse Effect;

(i)	Pari passu: Pari passu ranking, except for obligations mandatorily preferred by law.

(j)	Negative pledge*: Restriction on granting of security by any Group Member. Permitted exceptions to include (but not limited to):

(i)	security in respect of Financial Indebtedness mentioned in paragraphs (o)(i) (limited to existing security in respect of such Financial indebtedness only and is removed or discharged within four months of that person's becoming a Group Member (save to the extent that such security constitutes Permitted Security under another paragraph of this definition)), (iii), (iv) or (v) or (vi) below;

(ii)	general security basket where the aggregate outstanding principal amount of secured liabilities do not exceed an amount to be agreed at the time of incurrence; and

(iii)	security in connection with permitted finance leases and sale and leasebacks, over the asset subject to such arrangement (parameters to be agreed in the Facility Agreement).

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(k)	Disposals: Restriction on disposals of assets by any Group Member to any person that is not an Obligor. Permitted exceptions (subject to customary restrictions on value transfer from Obligors to non-Obligors to be agreed in the Facility Agreement) to include (but not limited to):

(i)	disposals in the ordinary course of trading, disposals between members of the Group or disposals of assets no longer required for the operation of the business, exchanges of assets for comparable or superior type, value or quality (provided that the assets become subject to transaction security following exchange (if subject to transaction security prior to exchange));

(ii)	finance leases, hire purchase or similar transactions and any permitted sale and leasebacks, any sale, factoring or discounting or securitisation of receivables;

(iii)	any disposals of assets (other than any shares or material intellectual property necessary for the business of the Group) on normal commercial terms where the proceeds are reinvested in the business of the Group, to fund purchase of other assets used in the business of the Group, to finance or refinance permitted acquisitions, permitted joint ventures, capital expenditure or any other working capital or general corporate purposes (but not prepayment of debt), in each case within 12 months of receipt (or within 18 months, if a Group Member enters into a binding commitment or the board of the relevant Group Member designates to so reinvest within 12 months) or are applied in prepayment of the Facility (and Permitted Additional Debt, Permitted PRC Indebtedness or Refinancing Indebtedness, provided that such proceeds shall be allocated between the Facility and such indebtedness in a manner directed by the Borrower (provided that the amount allocated to the Facility shall be not less than its pro rata share, subject to any waivers by Lenders)) in accordance with the Finance Documents, as applicable;

(iv)	the sale, factoring or discounting of receivables (or of any contracts, guarantees or other obligations in respect of such receivables and other related assets customarily transferred in connection with such sale, factoring or discounting of receivables) on arm’s length terms (provided that it is permitted receivables financing if on recourse terms, in each case to the extent that any Financial Indebtedness arising thereby (if any) is permitted);

(v)	disposals to a joint venture permitted under the Facility Agreement; and

(vi)	general disposals basket where the aggregate net consideration, per financial year, does not exceed an amount to be agreed at the time of disposal;

(l)	Arm’s length basis: Restrictions on material transactions with the Investor, any Investor Affiliate or any holding company of the Parent or any HHH Group Member except on arm’s length terms or better (from the perspective of the Group) subject to exceptions to be agreed.

(m)	Loans, credit or guarantees: Restrictions on loans, credits or guarantees to be made by any Obligor or any Group Member or any HHH Group Member, subject to exceptions to be agreed (including any loan or guarantee made to a joint venture permitted under paragraph (g) above and intercompany loans made by or guarantees granted by (i) a Group Member to or in favour of another Group Member or a HHH Group Member or (ii) by a HHH Group Member in respect of the obligations of, to or in favour of, any member of the NFC Group), provided that (x) no Group Member shall provide any guarantee to or in favour of any HHH Group Member, and (y) the aggregate amount of intercompany loans or entrustment loans made by the Group Members using operating cashflow generated after the Closing Date to the HHH Group Members shall be subject to the General Basket and other restrictions provided in paragraph (z) (General Restrictions).

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(n)	Dividends and other restricted payments: Restriction on payment of dividends or other distributions in respect of its share capital, payments in respect of subordinated shareholder debt and redemptions of share capital. Permitted exceptions to include (but not limited to) (each, a Permitted Distribution):

(i)	(A) customary holding company taxes, expenses and corporate existence costs, loans to directors and MEP-related payments, non-executive director fees, management fees (B) payment of annual sponsor advisory or consulting fees and expenses (including bona fide M&A and transaction advisory fees in relation to any debt raising or M&A activity) and (C) any other restricted payments; provided that the aggregate amount of distributions made pursuant to this paragraph (i) shall not exceed an annual amount to be agreed (provided that any amount which is not paid in any financial year may be carried over into (and paid during) subsequent financial years);

(ii)	the making of any Restricted Payment to minority interests parties of any Group Member incorporated in the PRC;

(iii)	without limitation to (i) and (ii) above, dividends and other upstream payments at any time if on the most recent Test Date prior to such payment, (A) the cash available to the Group is sufficient to meet any obligation to make the next repayment instalment and the next interest payment and (B) the Net Leverage Ratio does not exceed 2.0:1 (calculated on a pro forma basis taking into account the proposed dividend or upstream payment and any Financial Indebtedness incurred or to be incurred to finance such proposed dividend or upstream payment), or, if such pro forma Net Leverage Ratio is greater than 2.0:1 but equal to or less than 3.25:1 (calculated on a pro forma basis taking into account the proposed dividend or upstream payment and any Financial Indebtedness incurred or to be incurred to finance such proposed dividend or upstream payment), any dividends and other upstream payments provided that at least 50% of such dividends or upstream payments are funded from Acceptable Funding Sources (other than New Shareholder Injections which are used to fund an Equity Cure), or, if the Net Leverage Ratio is greater than 3.25:1 (calculated on a pro forma basis taking into account the proposed dividend or upstream payment and any Financial Indebtedness incurred or to be incurred to finance such proposed dividend or upstream payment), no such dividends or upstream payments are permitted.

(o)	Financial Indebtedness: Restriction on the incurrence of Financial Indebtedness by Group. Permitted exceptions to include (but not limited to):

(i)	indebtedness of any person acquired by the Group (or indebtedness attaching to the assets of such person) pursuant to a Permitted Acquisition (whether secured on pari passu basis with the Facility or on a junior basis or senior unsecured, guaranteed or unguaranteed) subject to compliance of the financial covenants then required as of the last day of the most recently ended Relevant Period (pro forma for such incurrence, full utilisation of and application of proceeds of such indebtedness), which is in existence at the time of acquisition and not incurred or increased in contemplation of the acquisition and is discharged within 4 months of completion of the acquisition unless otherwise permitted to remain outstanding pursuant to another paragraph of this definition);

(ii)	(A) indebtedness between members of the Group, (B) group cash pooling and daylight exposures under ordinary course banking and treasury activities, (C) vendor financing and (D) deferred consideration in connection with acquisitions (earn-outs or similar arrangements and deposits held on behalf of clients shall not be considered indebtedness); and

(iii)	any Permitted Additional Debt (provided that, the outstanding principal amount of such Permitted Additional Debt, when aggregated with outstanding principal amount of the Permitted PRC Indebtedness, shall not exceed US$45,000,000 (or its equivalent));

(iv)	any Refinancing Indebtedness;

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(v)	any secured or unsecured financial indebtedness of any Group Member in the PRC, provided that the Net Leverage Ratio of the Group would be complied with if recalculated on a pro forma basis, after giving effect to the incurrence of such financial indebtedness, full utilisation of and application of proceeds of such indebtedness for the most recent Test Date as at the date on which such Financial Indebtedness is incurred, provided that if such Financial Indebtedness is incurred prior to the First Test Date, the maximum Net Leverage Ratio for that most recent Relevant Period shall be deemed to be the maximum Net Leverage Ratio permitted under the section entitled “Financial covenants” as at the First Test Date, and provided further that, the outstanding principal amount of such Permitted PRC Indebtedness, when aggregated with outstanding principal amount of the Permitted Additional Debt, shall not exceed US$45,000,000 (or its equivalent)) (Permitted PRC Indebtedness); and

(vi)	a general indebtedness basket for any other Financial Indebtedness, where the aggregate outstanding principal amount does not exceed an amount to be agreed at the time of incurrence.

Any Permitted Financial Indebtedness in connection with loans made by a Group Member to another Group Member over a threshold to be agreed and any shareholder debt shall be subordinated to the Facility at the terms of the Intercreditor Agreement or at terms otherwise satisfactory to the Agent.

Any Permitted Financial Indebtedness in connection with a Permitted Acquisition may be on a certain funds basis, and the applicable requirements shall be tested (and may be deemed satisfied) as at the time of the agreement to acquire the relevant target.

(p)	Acquisition Documents and constitutional documents: The Company (i) shall not amend, vary, novate, supplement, supersede, waive or terminate any term of any Acquisition Document to which it is a party in a manner that would be materially prejudicial to the interest of the Lenders (taken as a whole) under the Finance Documents other than with the consent of the Arrangers; (ii) shall (to the extent it considers it to be in its commercial interest to do so) take (in its reasonable opinion) all steps to preserve and enforce its rights (or the rights of any other Group Member) and pursue any material claims and remedies arising under any Acquisition Documents to which it is a party (if any are available) and (iii) shall promptly pay all amounts payable under the Acquisition Documents to which it is a party as and when they become due (except to the extent that any such amounts are being contested in good faith by a Group Member and where adequate reserves are set aside for any such payment). No Obligor whose shares are subject to Transaction Security shall amend its constitutional documents in a manner that would be materially adverse to the interests of the Finance Parties.

(q)	Insurances: The Company shall ensure the Group maintains insurance cover customary for similar businesses, where failure to do so would have a Material Adverse Effect.

(r)	Further assurances*: Further assurances on security and guarantee to be provided by the Parent, the Company or a Material Subsidiary or an HHH Group Member in respect of a Transaction Security, subject to Agreed Security Principles.

(s)	Holding companies*

(t)	Share capital

(u)	Treasury transactions

(v)	Sanctions/AML/Anti-corruption*

(w)	Pensions

(x)	Intellectual Property

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(y)	Environmental Compliance

(z)	General Restrictions:

(i)	The aggregate consideration paid by the Group Members for any permitted acquisitions and permitted joint ventures to or in respect of any HHH Group Member and the aggregate intercompany loans made by the Group Members to the HHH Group Members shall not at any time exceed RMB800,000,000 or the equivalent during the life of the Facility, except for (i) any equity injection or shareholder loan made by NFC (or its affiliate) to any Group Member, and (ii) an aggregate amount up to US$150,000,000 funded by NFC (or its affiliate) to any Group Member by way of the equity injection, which is further provided by such Group Member to any HHH Group Member by way of equity injection or intercompany loan for the purpose of financing or refinancing the capital expenditure of HHH Group (the General Basket).

(ii)	In respect of each Group Member, the making of any Permitted Acquisition, Joint Venture Investment or Restricted Payment, or the provision of intercompany loans, entrustment loans or guarantees permitted under the Facility Agreement, shall not have any Material Adverse Effect on the Borrower’s ability to comply with its payment obligations under the Finance Documents, or in respect of any operating expenses in the ordinary course of business in any material respect, or its ability to comply with financial covenants under the Facility Agreement.

(aa)	Liquidity Support: within 3 months after the Closing Date, NFC shall provide cash to the Group in the form of foreign debt through one or more Account Banks in the aggregate amount of not less than US$50,000,000 to be applied for expenditure or any other working capital and/or general corporate purposes in respect of Group Members located in the PRC; for the avoidance doubt, such cash is in addition to the cash proceeds contemplated by paragraph (b) of the definition of Minimum Equity Investment, and shall not be calculated as part of the Acceptable Funding Sources.

(bb)	Collection Account and Cash Pooling Arrangement:

(i)	Each of the Company and any other Group Member shall within 150 days after the Closing Date, open and maintain an unblocked revenue collection account (each Collection Account) with Shanghai Pudong Development Bank Putuo Sub-Branch or one of its affiliates (an Account Bank) and enter into a cash pooling agreement with such Account Banks so that all collections of revenues generated from the Group will be subject to such cash pooling agreements.

(ii)	The Borrower shall ensure that in respect of the Chindex Group:

(A)	within 180 days after the Closing Date, the Collection Ratio is not less than 50%;

(B)	within 240 days after the Closing Date, the Collection Ratio is not less than 70%; and

(C)	within 330 days after the Closing Date, the Collection Ratio is not less than 90%.

(iii)	The Borrower shall ensure that all operating expenses and capital expenditures of each of the Borrower and all other members of the Group will be paid directly through its Collection Account.

(iv)	The Borrower shall ensure that for each financial quarter, the aggregate cash balance standing to the credit of the Collection Accounts of the Borrower and all other Group Members on the last day of each financial quarter is not less than 80% of the total amount of all cash balance of the Group in all of their bank accounts as set out in the latest management accounts of the Group.

(v)	Each of HHH Group Member shall within 150 days after the Closing Date, open and maintain an unblocked revenue account with an Account Bank (each a HHH Collection Account) and enter into a cash pooling agreement with such Account Banks so that all collections of revenues generated from the HHH Group will be subject to such cash pooling agreements.

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(vi)	The Borrower shall ensure that in respect of the HHH Group:

(A)	within 180 days after the Closing Date, the Collection Ratio is not less than 40%;

(B)	within 240 days after the Closing Date, the Collection Ratio is not less than 60%; and

(C)	within 330 days after the Closing Date, the Collection Ratio is not less than 80%.

(vii)	The Borrower shall ensure that all operating expenses and capital expenditures of each of the HHH Group Members will be paid directly through its HHH Collection Account.

(viii)	The Borrower shall ensure that for each financial quarter, the aggregate cash balance standing to the credit of the Collection Accounts of all HHH Group Members on the last day of each financial quarter is not less than 80% of the total amount of all cash balance of the HHH Group in all of their accounts as set out in the latest management accounts of the Group.

(ix)	All funds generated from issuance of new shares by NFC or any of its subsidiary (including the Borrower) permitted under the Facility Agreement shall be collected and deposited into a Collection Account designated by the Agent.

For the purpose of this paragraph (aa), Collection Ratio means, in respect of each of the Group and the HHH Group, the total amount of revenues collected and deposited into the Collections Accounts to the total amount of revenues of the Group or HHH Group (as the case may be), for any period.

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Schedule 6
Events of Default

Each of the following is an Event of Default. Subject to materiality, qualifications, thresholds and other customary exceptions to be agreed.

(a)	Non-payment: Failure to pay, subject to (i) (in the case of non-payment of principal or interest) three business days’ grace period if such failure to pay is caused by administrative or technical error, and (ii) (in the case of any other non-payment) seven business days’ grace period.

(b)	Financial Covenant: Breach of financial covenant subject to equity cure.

(c)	Post-Closing Guarantee and Security: Failure to provide or perfect the guarantee or transaction security within the required time period (subject to any permitted extensions thereof).

(d)	Other breach: Breach of other undertakings, subject to 20 business days’ remedy period.

(e)	Misrepresentation: Representations materially incorrect, subject to 20 business days’ remedy period.

(f)	Cross-default: Cross-default and/or cross-acceleration in respect of third-party Financial Indebtedness of an Obligor, a Group Member or the Parent (other than for debt supported by a standby letter of credit or similar), of more than an amount to be agreed.

(g)	Insolvency: Insolvency or moratorium or by reason of financial difficulties commencing negotiations with one or more of its creditors (other than any Finance Party) with a view to any general debt rescheduling of the Parent, any Obligor or (in the case of the Facility Agreement) a Material Subsidiary, or the Parent, any Obligor or (in the case of the Facility Agreement) a Material Subsidiary is unable or admits inability to pay its debt as they fall due (other than solely as result of balance sheet liabilities exceeding assets), or the Parent, any Obligor or (in the case of the Facility Agreement) a Material Subsidiary suspends or threatens to suspend making payments on its debt.

(h)	Insolvency proceedings: Insolvency-related formal corporate action or formal legal proceedings relating to the Parent, any Obligor or a Material Subsidiary, subject to 20 business days’ period for staying or discharging if contesting in good faith or frivolous or vexatious claims.

(i)	Creditors process: Attachment, sequestration, execution or similar possession, subject to a threshold in line with cross-acceleration threshold, over all of the assets of the Parent, any Obligor or a Material Subsidiary subject to 20 business days’ period for staying or discharging or frivolous or vexatious claims.

(j)	Invalidity, unlawfulness, repudiation: Subject to legal reservations and perfection requirements, it becomes unlawful for the Parent or an Obligor or any other Group Member to perform its obligations under Finance Documents, or any of its material obligations cease to be legal, valid and enforceable, or an Obligor rescinds or repudiates (or purports to) any Finance Document, in each case after the date of execution and to an extent which is materially adverse to the interests of the Lenders taken as a whole under the Finance Documents, subject to 20 business days’ remedy period.

(k)	Cessation of business: The Group suspends or ceases to carry on all of its business (other than as a result of a transaction permitted under the Facility Agreement) and such suspension or cessation has a Material Adverse Effect.

(l)	Expropriation: All or substantial part of the assets of any Obligor or any Material Subsidiary are subject to any seizure, nationalisation or restriction by or on behalf of any governmental, regulatory or other public authority and such event has a Material Adverse Effect.

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(m)	Litigation: Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced against any Group Member, or its assets which in any such case has a Material Adverse Effect.

(n)	Material Adverse Change: Any other event or circumstance occurs which has a Material Adverse Effect.

(o)	Audit Qualification: The auditors of the Group qualify the Annual Financial Statements on the grounds that (a) the information supplied to the auditors was unreliable or inadequate or (b) they are unable to prepare the Financial Statements on a going concern basis, and, in either case, such qualification is materially adverse to the interests of the Finance Parties under the Finance Documents (but excluding any qualification by reference to any possible future compliance with or breach of any Finance Documents) provided that an Event of Default will not occur under this paragraph if: (i) the auditors state that such qualification is of a minor or technical nature; (ii) the qualification relates to the non-adoption of acquisition accounting in respect of any Annual Financial Statements or is otherwise in terms or as to issues which, in each case, could not reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents; or (iii) where the circumstances giving rise to such qualification are capable of remedy and are remedied within 30 Business Days of the date of notification of the qualification by the auditors to any Group Member.

(p)	Intercreditor Agreement: Any party to the Intercreditor Agreement (other than a Finance Party or an Obligor) fails to comply with the material provisions of the Intercreditor Agreement, where the interests of the Lenders are materially prejudiced by such failure, provided that an Event of Default will not occur under this paragraph in relation to any failure to comply if such failure to comply is capable of remedy and is remedied within 30 days of the earlier of the Agent giving notice to the relevant party to the Intercreditor Agreement (and the Company) in relation to such failure and the Company becoming aware of such failure.

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